EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

OVERLAND STORAGE, INC.,

OKAPI ACQUISITION CO., INC.,

OKAPI SOFTWARE, INC.

and

THE SHAREHOLDERS
IDENTIFIED ON SCHEDULE 2.3
ATTACHED HERETO

Dated as of June 20, 2003

i

SCHEDULES AND EXHIBITS

Schedules

Schedule 2.2	Deductions from Cash Consideration Payable to Certain Target Shareholders
Schedule 2.3	Target Shareholders’ Pro Rata Interest in Merger Consideration
Schedule 3.3	Final Calculation of Merger Consideration
Schedule 4	Target Disclosure Schedule
Schedule 5	Overland Disclosure Schedule
Schedule 8.1	Transferred Employees

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Agreement of Merger
Exhibit C	Shareholder Release
Exhibit D	Opinion of Counsel to Target
Exhibit E	Opinion of Counsel to Overland

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 20, 2003, by and among: (i) Overland Storage, Inc., a California corporation (“Overland”); (ii) Okapi Acquisition Co., Inc., a California corporation and a wholly-owned subsidiary of Overland (“Acquisition Sub”); (iii) Okapi Software, Inc., a California corporation (“Target”); and (iv) the shareholders of Target, each of which is identified on Schedule 2.3 attached hereto (each, a “Target Shareholder,” and collectively, the “Target Shareholders”).  Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.  Each of Overland, Acquisition Sub, Target and the Target Shareholders is referred to herein as a “Party,” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Target is engaged in the business of developing and commercializing disk to disk storage appliances in the backup and recovery market for small to medium size businesses (the “Business”);

WHEREAS, Overland desires to acquire Target through the merger of Target with and into Acquisition Sub (the “Merger”); and

WHEREAS, the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under Section 368 of the Code;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE 1.  THE MERGER

1.1 The Merger.  Subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of California, at the Effective Time (as defined below), Target shall be merged with and into Acquisition Sub, the separate corporate existence of Target shall cease and Acquisition Sub shall continue as the surviving corporation.  Acquisition Sub as the surviving corporation after the Merger is referred to hereinafter sometimes as the “Surviving Corporation.”

1.2 Effective Time.  Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date (as defined below), the Parties shall cause the Merger to be consummated by the filing with the Secretary of State of the State of California of an agreement of merger substantially in the form attached hereto as Exhibit B (the “Agreement of Merger”), in accordance with Sections 1101 and 1103 of the General Corporation Law of the State of California (the time of acceptance of such filing by the Secretary of State of the State of

California, or such later time as may be agreed in writing by the Parties and specified in the Agreement of Merger, being the “Effective Time”).

1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the General Corporation Law of the State of California.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided by this Agreement, all the property, rights, privileges, powers and franchises of Target shall vest in Acquisition Sub, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of Acquisition Sub.

1.4 Articles of Incorporation and Bylaws.  Unless otherwise determined by Overland prior to the Effective Time, the Articles of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and the Bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

1.5 Directors and Officers.  Unless otherwise determined by Overland prior to the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

ARTICLE 2.  MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

2.1 Conversion of Target Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (the “Outstanding Target Common Stock”), shall be canceled and automatically converted into the right to receive, upon surrender of the certificates representing such shares, a pro rata portion of the Merger Consideration (as defined below).  At the Effective Time, all rights in respect of the Outstanding Target Common Stock shall cease to exist, other than the right to receive a pro rata portion of the Merger Consideration.  Any share of Target Common Stock held in the treasury of Target shall be canceled and retired without payment of any consideration therefor.

2.2 Merger Consideration.  The merger consideration (the “Merger Consideration”) shall consist of the Overland Merger Shares and the Cash Consideration.  The term “Overland Merger Shares” shall mean the number of shares of Overland Common Stock that are valued in the aggregate at Two Million Five Hundred Thousand Dollars ($2,500,000), with the value of such shares to be determined based on the average closing price of Overland Common Stock on the Nasdaq National Market System during the twenty (20) trading days immediately preceding the date of this Agreement; provided, however, that the number of Overland Merger Shares shall not exceed One Hundred and Sixty Thousand (160,000) shares.  The term “Cash Consideration” shall mean Two Million Five Hundred Thousand Dollars ($2,500,000), minus: (i) the aggregate amount of principal and accrued interest outstanding as of the Closing Date under any promissory notes payable by Target to John Matze; (ii) the aggregate amount of Target’s payroll accrual for John Matze as of the Closing Date; and (iii) the aggregate amount owed by Target to

Garage Securities, Inc. as of the Closing Date.  As detailed on Schedule 2.2 attached hereto, Overland and certain of the Target Shareholders hereby agree that Overland shall withhold, and pay over to the appropriate taxing authorities in a timely manner, from the respective portions of the Cash Consideration otherwise payable to such Target Shareholders: (A) certain income and payroll taxes (and related FICA and FUTA withholding taxes) required to be paid in connection with the acceleration of the vesting of shares of Outstanding Target Common Stock held by such Target Shareholders and/or the exercise by such Target Shareholders of certain Target Options (the “Target Shareholder Closing Taxes”); and (B) to effect the cashless exercise of such Target Options, the aggregate exercise price of such Target Options.

2.3 Delivery of Merger Consideration.  At the Closing, Target shall deliver to Overland all certificates representing shares of Outstanding Target Common Stock, and Overland shall: (i) deliver to each Target Shareholder a certificate representing his or her pro rata portion of the Overland Merger Shares, in accordance with the Target Shareholders’ respective pro rata interests set forth on Schedule 2.3 (“Pro Rata Interests”); and (ii) pay to each Target Shareholder a pro rata portion of the Cash Consideration, in accordance with the Target Shareholders’ Pro Rata Interests, less any amounts to be withheld by Overland pursuant to the last sentence of Section 2.2.  As provided below in Section 6.11, the Parties shall amend Schedule 2.3 to reflect any additional shares of Target Common Stock that Target issues prior to the Closing Date.  Immediately following the Effective Time, Overland shall pay to John Matze: (i) the aggregate amount of principal and accrued interest outstanding as of the Closing Date under any promissory notes payable by Target to John Matze; and (ii) the aggregate amount of Target’s payroll accrual for John Matze as of the Closing Date.

2.4 No Fractional Shares.  In lieu of fractional shares of Overland Common Stock that would otherwise be issued to any Target Shareholder under this Agreement, each Target Shareholder who would have been entitled to receive a fractional share shall receive instead an amount in cash equal to the fair market value of such fractional share, as determined by Overland in accordance with Section 407 of the General Corporation Law of the State of California.

ARTICLE 3.  CLOSING AND CLOSING DELIVERIES

3.1 Closing; Time and Place.  The closing (the “Closing”) of the Merger shall occur at the offices of Morrison & Foerster LLP, 3811 Valley Centre Drive, Suite 500, at 10:00 A.M. on June 24, 2003, or at such other date, time or place as Overland and Target may agree (the “Closing Date”).

3.2 Deliveries by Target and Target Shareholders.  On the Closing Date, Target and the Target Shareholders shall deliver the following items, all of which shall be in a form and substance reasonably acceptable to Overland and Overland’s counsel:

(a)          Agreement of Merger.  The Agreement of Merger, duly executed by Target;

(b)         Stock Certificates.  All certificates representing shares of Outstanding Target Common Stock;

(c)          Releases.  Releases from all Target Shareholders substantially in the form attached hereto as Exhibit C;

(d)         Books and Records.  The Books and Records;

(e)          Certificate of Representations and Warranties.  A certificate executed on behalf of Target by its Chief Executive Officer, certifying to the matters in Section 9.1(a);

(f)            Certificate of Good Standing.  A certificate from the Secretary of State of the State of California as to the Target’s good standing and payment of all applicable taxes;

(g)         Opinion of Counsel.  An opinion of Target’s counsel, substantially in the form attached hereto as Exhibit D; and

(h)         Additional Documents.  Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to consummate the Merger.

3.3 Deliveries by Overland and Acquisition Sub.  On the Closing Date, Overland and Acquisition Sub shall deliver to the Target Shareholders: (i) a certificate executed on behalf of Overland and Acquisition Sub by their respective Chief Executive Officers, certifying to the matters in Section 9.2(a); (ii) the Cash Consideration, less the respective portions of the Cash Consideration to be withheld by Overland pursuant to the last sentence of Section 2.2; (iii) certificates representing the Overland Merger Shares; and (iv) an opinion of Overland’s counsel, substantially in the form attached hereto as Exhibit E.  The Parties agree to the final calculation of the Cash Consideration and the Overland Merger Shares that is reflected on Schedule 3.3 attached hereto.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF TARGET AND TARGET SHAREHOLDERS

Except as specifically set forth on Schedule 4 (the “Target Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual section numbers of this Article 4), Target and each of the Key Shareholders hereby represent and warrant, jointly and severally, and each of the Non-Key Shareholders hereby represents and warrants severally, to Overland and Acquisition Sub that on the date of this Agreement and as of the Closing Date as though the following representations and warranties were made on the Closing Date:

4.1 Organization, Good Standing, Qualification.Target: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business (including, without limitation, the Business), the operation of its assets or the ownership or leasing of its properties (including, without limitation, all real and personal property) requires such qualification, except where the failure to qualify would not have a Material Adverse Effect; and (iii) has the power and authority required to own, lease and operate its assets and to carry on its business (including, without limitation, the Business) as now being conducted.

4.2 Charter Documents; Books and Records.

(a)          Target has delivered to Overland accurate, correct and complete copies of: (i) Target’s Articles of Incorporation and Bylaws, including all amendments thereto, as presently in effect; (ii) all stock records of Target, including Target’s stock ledger and copies of any stock certificates issued by Target; (iii) all minutes and other records of all meetings and other proceedings (including, without limitation, any actions taken by written consent or otherwise without a meeting) of Target’s shareholders and Target’s Board and all committees thereof (collectively, the “Resolutions”); and (iv) all books of account and other financial records of Target.

(b)         Target’s minute book accurately and completely reflects all material corporate actions of Target’s shareholders and Target’s Board and all committees thereof.  Target’s books of account and other financial records are accurate and complete and have been maintained in accordance with reasonably sound business practices.

(c)          Target is not in violation of any of the provisions of its Articles of Incorporation, Bylaws or the Resolutions, and no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

4.3 Capitalization.

(a)          The authorized capital stock of Target consists of One Hundred Fifty Million (150,000,000) shares of capital stock, consisting of One Hundred Million (100,000,000) shares of authorized Common Stock, no par value per share (“Target Common Stock”), and Fifty Million (50,000,000) shares of authorized Preferred Stock, no par value per share (“Target Preferred Stock”).  Target has issued and outstanding Eight Million Three Hundred Thousand (8,300,000) shares of Target Common Stock and no shares of Target Preferred Stock.  Schedule 2.3 sets forth the name of each holder of capital stock of Target and the respective number and class of shares held by such holder.  No other shares of capital stock are issued or outstanding.  All issued and outstanding shares of capital stock of, or beneficial interests in, Target have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements and are free and clear of all Encumbrances.

(b)         Except as set forth on Schedule 4.3(b), there is no: (i) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any securities of Target; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of Target; (iii) Contract under which Target is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; or (iv) shareholder agreement, voting trust or other agreement, arrangement or understanding that may affect the exercise of voting or any other rights with respect to the capital stock of Target.  Except as set forth on Schedule 4.3(b), the execution of this Agreement and the consummation of the Merger will not give any rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Target in favor of any Person, in any such case as a result of the change in control of Target or otherwise resulting from the Merger.

4.4 Authority; Binding Nature of Agreements.  Target has all requisite power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to carry out the provisions of this Agreement and the other Transaction Documents.  The execution, delivery and performance by Target of this Agreement and the other Transaction Documents have been approved by all requisite action on the part of Target.  This Agreement has been duly and validly executed and delivered by Target.  Each of this Agreement and the other Transaction Documents to which Target is a party constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

4.5 No Conflicts; Required Consents.The execution, delivery and performance of this Agreement or any other Transaction Document do not and will not (with or without notice or lapse of time):

(a)          conflict with, violate or result in any breach of: (i) any of the provisions of Target’s Articles of Incorporation or Bylaws; (ii) any of the Resolutions; (iii) any of the terms or requirements of any Governmental Approval held by Target or any of Target’s employees or that otherwise relates to the Business or Target; or (iv) any provision of any Target Contract;

(b)         give any Governmental Authority or other Person the right to: (i) challenge the Merger; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Target or the Business is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Target Contract; or (iv) revoke, suspend or modify any Governmental Approval;

(c)          cause Target, Overland or Acquisition Sub to become subject to, or to become liable for the payment of, any Tax of Target, except for the Target Shareholder Closing Taxes;

(d)         result in the imposition or creation of any Encumbrance upon or with respect to any of the assets of Target; or

(e)          require Target to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

4.6 Subsidiaries.  Target does not own any shares of capital stock, other securities or other interest in any Entity, does not have the right to acquire any such interest, and does not control, directly or indirectly, any Entity.

4.7 Financial Statements.

(a)          Target has previously delivered to Overland the following financial statements (collectively, the “Financial Statements”):  (i) the unaudited balance sheet and the related unaudited statement of operations of Target as of and for the fiscal year ended December 31, 2002, together with the notes thereto; and (ii) the unaudited balance sheet and the related unaudited statement of operations of Target (the “Interim Balance Sheet”) as of and for the five months ended May 31, 2003 (the “Interim Balance Sheet Date”).

(b)         All of the Financial Statements: (i) are true, accurate and complete in all respects; (ii) are consistent with the Books and Records; and (iii) present fairly and accurately the financial condition of Target as of the respective dates thereof and the results of operations of Target for the periods covered thereby.  All reserves established by Target and set forth in the Interim Balance Sheet are adequate for the purposes for which they were established.

(c)          The Target Disclosure Schedule sets forth an accurate, correct and complete breakdown and aging of each of the accounts payable of Target (including, without limitation, to all of its suppliers) as of the end of the most recent calendar month.

4.8 Absence of Undisclosed Liabilities.  Target does not have any Liabilities other than: (i) those set forth in the Interim Balance Sheet; (ii) those incurred in the Ordinary Course of Business and not required to be set forth in the Interim Balance Sheet under GAAP; (iii) those incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet; (iv) those incurred by virtue of Target’s execution of the Transaction Documents; and (v) those set forth in the Target Disclosure Schedule.

4.9 Absence of Changes.  Since the Interim Balance Sheet Date: (i) Target has conducted its operations and its business (including, without limitation, the Business) in the Ordinary Course of Business; (ii) no event or circumstance has occurred that could reasonably have a Material Adverse Effect on Target; and (iii) Target has not taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 6.1 or 6.2 if such action or omission were taken between the date of this Agreement and the Closing Date.

4.10                        Transactions with Affiliates.  Except as set forth in the Financial Statements, no Affiliate of Target: (a) owns, directly or indirectly, any debt, equity or other interest in any Entity with which Target is affiliated, has a business relationship or competes, other than Affiliates that own less than five percent (5%) of the issued and outstanding capital stock of a publicly-traded competitor of Target; (b) is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any Affiliate other than with respect to any of the obligations of Target to pay accrued salaries, reimbursable expenses or other standard employee benefits; (c) has any direct or indirect interest in any asset, property or other right used in the conduct of or otherwise related to the Business or Target; (d) has any claim or right against Target, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate against Target; (e) is a party to any Target Contract or has had any direct or indirect interest in, any Target Contract, transaction or business dealing of any nature involving Target; or (f) received from or furnished to Target any goods or services (with or without consideration) since the Interim Balance Sheet Date.

4.11                        Accounts Receivable.  Schedule 4.11 sets forth an accurate and complete list of all Receivables existing as of May 31, 2003.  Each Receivable is: (i) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; (ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and (iii) fully collectible and will be collected within sixty (60)

days, subject to trade discounts provided in the Ordinary Course of Business and any allowance for doubtful accounts contained in the Interim Balance Sheet.

4.12                        Inventory.  All of the items in Target’s Inventory are: (a) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the Ordinary Course of Business; (b) free of material defects and damage; and (c) in quantities adequate and not excessive in relation to the circumstances of the business of Target (including, without limitation, the Business) and in accordance with the past inventory stocking practices of Target.  All of the items in Target’s Inventory meet the current standards and specifications of Target.

4.13                  Material Contracts.

(a)          Schedule 4.13 sets forth an accurate, correct and complete list of all Target Contracts to which any of the descriptions set forth below may apply (the “Material Contracts”):

(i)                                     Real Property Leases, Personal Property Leases, Insurance Policies, Contracts affecting any Target Intellectual Property or Target’s information systems or software, Contracts with Contractors, the Target Benefit Plans and Governmental Approvals;

(ii)                                  Any Contract for capital expenditures or for the purchase of goods or services in excess of $10,000, except those incurred in the Ordinary Course of Business and to be performed in three (3) months or less;

(iii)                               Any Contract obligating Target to sell or deliver any product or service at a price which does not cover the cost (including, without limitation, labor, materials and production overhead) plus the customary profit margin associated with such product or service;

(iv)                              Any Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $10,000 (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;

(v)                                 Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(vi)                              Any advertising Contract not terminable without payment or penalty on thirty (30) days (or less) notice;

(vii)                           Any Contract affecting any right, title or interest in or to real property;

(viii)                        Any Contract with any Governmental Authority;

(ix)                                Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(x)                                   Any Contract relating to any license or royalty arrangement;

(xi)                                Any power of attorney, proxy or similar instrument;

(xii)                             Any Contract among any shareholders of Target;

(xiii)                          Any Contract for the manufacture, service or maintenance of any product of Target;

(xiv)                         Any Contract for the purchase or sale of any assets other than in the Ordinary Course of Business or for the option or preferential rights to purchase or sell any assets;

(xv)                            Any requirement or output Contract;

(xvi)                         Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;

(xvii)                      Any Contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions;

(xviii)                   Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area;

(xix)                           Any Contract related to the acquisition of a business or the equity of any other Entity;

(xx)                              Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $10,000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, Target and any of its Affiliates;

(xxi)                           Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by Target of an aggregate amount or value in excess of $10,000, on an annual basis, or that otherwise is material to the business or prospects of Target; and

(xxii)                        Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xxi) above.

(b)         Target has delivered to Overland accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including, without limitation, all amendments, supplements, modifications and waivers thereof.  All nonmaterial contracts of Target do not, in the aggregate, represent a material portion of the Liabilities of Target.

(c)          Each Target Contract is currently valid and in full force and effect, and is enforceable in accordance with its terms (assuming that each such Target Contract is enforceable in accordance with its terms against all parties thereto other than Target), except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.  No Material Contract contains any term or provision that is extraordinary or that is otherwise not customarily found in Contracts entered into by comparable Entities.

(d)  (i)                Target is not in default, and no Person has notified Target that it is in default, under any Target Contract.  No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time): (a) result in a violation or breach of any of the provisions of any Target Contract by Target; (b) give any Person the right to declare a default or exercise any remedy under any Target Contract; (c) give any Person the right to accelerate the maturity or performance of any Target Contract or to cancel, terminate or modify any Target Contract; or (d) otherwise have a Material Adverse Effect on Target in connection with any Target Contract; and

(ii)                                  Target has not waived any of its rights under any Target Contract.

(e)          To the Knowledge of Target and the Target Shareholders, each Person against which Target has or may acquire any rights under any Target Contract is (i) solvent and (ii) able to satisfy such Person’s material obligations and liabilities to Target.

(f)            The performance of the Target Contracts will not result in any violation of or failure by Target to comply with any Legal Requirement.

(g)         The Material Contracts constitute all of the Contracts reasonably necessary to enable Acquisition Sub to conduct Target’s business (including, without limitation, the Business) in the manner in which such business currently is being conducted.

4.14                        Insurance.  Target has not obtained any insurance policies.

4.15                        Title; Sufficiency; Condition of Assets.

(a)          Target has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver all of its personal property, interests in personal property and assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date (collectively, the “Target Assets”).  All of the Target Assets with a book value of $10,000 or more are listed on Schedule 4.15.  The Target Assets are free and clear of all Encumbrances of any kind or nature, except: (a) restrictions imposed in any Governmental Approval; and (b) Encumbrances disclosed on Schedule 4.15 that will be removed and released at or prior to the Closing Date.  At the Effective Time, Acquisition Sub will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Target Assets and no restrictions will exist on Acquisition Sub’s right to resell, license or sublicense any of the Target Assets or engage in the Business.

(b)         The Target Assets include all the assets reasonably necessary to permit Acquisition Sub to conduct the business of Target (including, without limitation, the Business) in a manner substantially equivalent to the manner as it is being conducted on the date of this Agreement in compliance with all Legal Requirements.

(c)          All tangible Target Assets are: (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) suitable and adequate for continued use in the manner in which they are presently being used; (iii) adequate to meet all present and reasonably anticipated future requirements of Target; and (iv) free of material defects (latent and patent).

4.16                        Real Property Leases.  Target neither owns nor has it ever owned, since its inception, any real property and has not entered into any Real Property Leases.

4.17                        Intellectual Property.

(a)          Schedule 4.17(a) lists all Target Intellectual Property, specifying in each case whether such Target Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Target, including, without limitation, all Registered Intellectual Property Rights owned by, filed in the name of or applied for by Target (the “Target Registered Intellectual Property Rights”).

(b)         Each item of Target Intellectual Property: (i) is valid, subsisting and in full force and effect; (ii) has not been abandoned or passed into the public domain; and (iii) is free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business.

(c)          The Target Intellectual Property constitutes all the Intellectual Property Rights used in and/or reasonably necessary to the conduct of the Business as it is currently conducted, and as it is currently planned or contemplated to be conducted by Target prior to the Effective Time, including, without limitation, the design, development, manufacture, use, import and sale of the Target Products (including, without limitation, those currently under development).

(d)         Each item of Target Intellectual Property either: (i) is owned exclusively by Target and was written and created solely by employees of Target acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including, without limitation, Intellectual Property Rights therein, to Target, and no third party owns or has any rights to any such Target Intellectual Property; or (ii) is duly and validly licensed to Target for use in the manner currently used by Target in the conduct of the Business and, as it is currently planned or contemplated to be used by Target in the conduct of the Business prior to the Effective Time.

(e)          In each case in which Target has acquired any Intellectual Property Rights from any Person, Target has obtained a valid and enforceable assignment sufficient to irrevocably transfer to Target all rights in such Intellectual Property Rights (including, without limitation, the right to seek past and future damages with respect thereto).  Without limiting the generality of the foregoing, all right, title and interest in and to the software code known as “CGI Parser” has been assigned to Target by CrossWare Development Corporation by an assignment in form and substance satisfactory to Overland and Overland’s counsel.  No Person who has licensed Intellectual Property Rights to Target has ownership rights or license rights to improvements made by Target in such Intellectual Property Rights.  Target has not transferred to any Person ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is or was included within the Target Intellectual Property.

(f)            There exist no facts, circumstances or information that: (i) would render any Target Intellectual Property invalid or unenforceable; (ii) would adversely affect any pending application for any Target Registered Intellectual Property Right; or (iii) would adversely affect or impede the ability of Target to use any Target Intellectual Property in the conduct of the Business as it is currently conducted or as it is currently planned or contemplated to be conducted by Target prior to the Effective Time.  Target has not misrepresented, or failed to disclose, and neither Target nor any of the Target Shareholders has any Knowledge of any misrepresentation of or failure to disclose, any fact or circumstances in any application for any Target Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Target Registered Intellectual Property Right.

(g)         All necessary registration, maintenance and renewal fees in connection with each item of Target Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Target Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States, for the purposes of maintaining such Target Registered Intellectual Property Rights.  There are no actions that must be taken within one hundred twenty (120) days following the Closing Date, including, without limitation, the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Intellectual Property Rights.  To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Target has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to Target with the relevant Governmental Authority, including, without limitation, the United States Patent and Trademark Office (the “PTO”) and the United States Copyright Office.

(h)         Target has taken all reasonably necessary action to maintain and protect: (i) the Target Intellectual Property; and (ii) the secrecy, confidentiality and value of, and Target’s rights in, the Confidential Information and Trade Secrets of Target and those provided by any Person to Target, including, without limitation, by having and enforcing a policy requiring all current and former employees, consultants and contractors of Target to execute appropriate confidentiality and assignment agreements.  All copies thereof shall be delivered to Overland prior to the Closing Date.  Neither Target nor any of the Target Shareholders has Knowledge of any unauthorized disclosure of any Trade Secret or Confidential Information of Target or any violation of obligations of confidentiality with respect to such.  Only the individuals named in the Target Disclosure Schedule, which describes their relationship with Target, have had access to such Trade Secrets and Confidential Information, and each such Person has signed a confidentiality agreement with respect thereto.

(i)             The operation of the Business as it is currently conducted, or as it is currently planned or contemplated to be conducted by Target prior to the Effective Time, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Target Products (including, without limitation, any Target Products currently under development), does not and will not, and will not when conducted by Acquisition Sub substantially in the same manner following the Closing Date, infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including, without limitation, any right to privacy or publicity), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and Target has not received notice from any Person claiming that such operation of the Business or any Target Product (including, without limitation, any currently under development) infringes or misappropriates any Intellectual Property Rights of any Person (including, without limitation, any right of privacy or publicity), or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Target or the Target Shareholders have Knowledge of any basis therefor).

(j)             To the Knowledge of Target and the Target Shareholders, no Person is violating, infringing or misappropriating any Target Intellectual Property Right.

(k)          There are no Proceedings before any Governmental Authority (including, without limitation, before the PTO) anywhere in the world related to any of the Target Intellectual Property, including, without limitation, any Target Registered Intellectual Property Rights.

(l)             No Target Intellectual Property or Target Product is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Target or that may affect the validity, use or enforceability of such Target Intellectual Property.

(m)       Schedule 4.17(m) lists all Target Contracts affecting any Intellectual Property Rights.  Target is not in breach of, and Target has not failed to perform under, any such Target Contracts and, to Target’s and the Target Shareholders’ Knowledge, no other party to any such Target Contracts is in breach thereof or has failed to perform thereunder.

(n)         Schedule 4.17(n) lists all Target Contracts under which Target has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by Target or such other person of the Intellectual Property Rights of any Person other than Target.

(o)         There is no Target Contract affecting any Target Intellectual Property under which there is any dispute regarding the scope of such Target Contract, or performance under such Target Contract, including, without limitation, with respect to any payments to be made or received by Target thereunder.

(p)         Following the Closing Date, all Target Intellectual Property will be fully transferable, alienable or licensable by Acquisition Sub without restriction and without payment of any kind to any third party.  The consummation of the Merger as contemplated hereby will not result in any loss of, or the diminishment in value of, any Target Intellectual Property or the right to use any Target Intellectual Property.

(q)         Neither this Agreement nor the Merger, including, without limitation, the assignment to Acquisition Sub, by operation of law or otherwise, of any Target Contracts, will result in: (i) the grant to any third party of any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Target, Overland or Acquisition Sub; (ii) Target, Overland or Acquisition Sub being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, including, without limitation, the Business; or (iii) Target, Overland or Acquisition Sub being obligated to pay any royalties or other amounts to any third party.

4.18                        Customers, Distributors and Suppliers.

(a)          Customers.  All Target Contracts with customers were entered into by or on behalf of Target and were entered into in the Ordinary Course of Business for Target’s customary prices.  Each such Target Contract with a customer involves commitments of not less than the Target’s published list price.  The Target Disclosure Schedule sets forth an accurate, correct and complete:

(i)                                     list of Target’s customers since inception;

(ii)                                  breakdown of the revenues from each customer since inception; and

(iii)                               breakdown of any customer deposits held by Target as of the date of this Agreement.

(b)         Suppliers.  All Target Contracts with suppliers were entered into by or on behalf of Target and were entered into in the Ordinary Course of Business for usual quantities and at what Target believes were normal prices.  The Target Disclosure Schedule sets forth an accurate, correct and complete:

(i)                                     list of Target’s suppliers since inception;

(ii)                                  breakdown of the amounts paid to each supplier since inception; and

(iii)                               list of all sole source suppliers of Target.

(c)          The Target Disclosure Schedule sets forth a true, accurate and complete list of each reseller and distributor through which Target currently distributes the Target Products.  Such list indicates: (i) the total sales of the Target Products to each such reseller or distributor; (ii) the product shipment volumes of the Target Products to each such reseller or distributor, broken down by product; (iii) the average selling prices of the Target Products to each such reseller or distributor broken down by product; and (iv) the contact information for each such reseller or distributor.  The Target Disclosure Schedule also sets forth (A) the pricing arrangements and other material terms related to the Target Products under existing volume purchase agreements to which Target is a party and (B) the current reseller or distributor policies of Target covering the Target Products with each current reseller or distributor.

(d)         Target has not entered into any Contract under which Target is restricted from selling, licensing or otherwise distributing any Target Products to any class of customers, in any geographic area, during any period of time or in any segment of the market.  There is no purchase commitment which provides that any supplier will be the exclusive supplier of Target.  There is no purchase commitment requiring Target to purchase the entire output of a supplier.

(e)          Target has not received any notice or other communication or information indicating, and neither Target nor any of the Target Shareholders has any Knowledge, that any current customer, supplier or distributor identified in the Target Disclosure Schedule may cease dealing with Target, may otherwise materially reduce the volume of business transacted by such Person with Target or otherwise is materially dissatisfied with the service Target provides such Person.  Target does not have any reason to believe that any such Person will not do business with Overland or Acquisition Sub after, or as a result of, consummation of the Merger, or that such Person is threatened with bankruptcy or insolvency.  Neither Target nor any of the Target Shareholders has any Knowledge of any fact, condition or event which may, by itself or in the aggregate, adversely affect its relationship with any such Person.  Since the Interim Balance Sheet Date, there has been no cancellation of backlogged orders in excess of the average rate of cancellation prior to such date.

(f)            Target has not, and none of Target’s officers or employees has, directly or indirectly given or agreed to give any rebate, gift or similar benefit to any customer, supplier, distributor, broker, governmental employee or other Person, who was, is or may be in a position to help or hinder Target (or assist in connection with any actual or proposed transaction) that could subject Target (or Overland or Acquisition Sub after consummation of the Merger) to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would have a Material Adverse Effect on Target (or Overland or Acquisition Sub after consummation of the Merger).

4.19                        Target Products and Product Warranty.  All products manufactured, processed, distributed, shipped or sold by Target and any services rendered by Target have been in conformity with all applicable contractual commitments and all expressed or implied warranties.  No liability exists or, to the Knowledge of Target and the Target Shareholders, will arise for repair, replacement or damage in connection with such sales or deliveries.  The Target Disclosure Schedule sets forth an accurate, correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of Target.  No products heretofore manufactured, processed, distributed, sold, delivered or leased by Target are now subject to any guarantee, written warranty, claim for product liability, or patent or other indemnity.  All warranties are in conformity with the labeling and other requirements of the Magnuson-Moss Warranty Act and other applicable laws.  The Target Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all service or maintenance agreements under which Target is obligated, indicating the terms of such agreement and any amounts paid or payable thereunder.  The product warranty and return experience for the fiscal year ended December 31, 2002 and the interim period through the date hereof is set forth in the Target Disclosure Schedule.

4.20                        Employees and Consultants.

(a)          Employees and Contracts.  No employee of Target has been granted the right to continued employment by Target or to any material compensation following termination of employment with Target.  Neither Target nor any of the Target Shareholders has any Knowledge that any officer, director, employee or consultant of Target (collectively, the “Contractors”) intends to terminate his or her employment or other engagement with Target, nor does Target have a present intention to terminate the employment or engagement of any Contractor.

(b)         Compensation.  The Target Disclosure Schedule sets forth an accurate, correct and complete list of all: (i) employees of Target, including each employee’s name, title or position, present annual compensation (including, without limitation, bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise); and (ii) individuals who are currently performing services for Target who are classified as “consultants” or “independent contractors.”  The Target Disclosure Schedule sets forth all: (i) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Merger), any present or former Contractor since the Interim Balance Sheet Date; (ii) increases in any employee’s wage or salary since the Interim Balance Sheet Date; or (iii) increases or changes in any other benefits or insurance provided to any employees since the Interim Balance Sheet Date.  No employee of Target is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(c)          Disputes.  There are no claims, disputes or controversies pending or, to the Knowledge of Target or any of the Target Shareholders, threatened involving any employee or group of employees.  Target has not suffered or sustained any work stoppage and no such work stoppage is threatened.

(d)         Compliance with Legal Requirements.  Target has complied with all Legal Requirements related to the employment of its employees, including, without limitation, provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.  Target does not have any Liability under any Legal Requirements related to employment.

(e)          WARN Act.  The Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) does not apply to Target.  The Target Disclosure Schedule sets forth an accurate, correct and complete list of all employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full calendar months and the partial month preceding this representation and warranty.

(f)            Unions.  Target does not have any collective bargaining agreements with any of its employees.  There is no labor union organizing or election activity pending or, to the Knowledge of Target or any of the Target Shareholders, threatened with respect to Target.

4.21                        Target Benefit Plans.

(a)          The Target Disclosure Schedule lists (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA; (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Target or Member of the Controlled Group; and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Target or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the “Target Benefit Plans”).

(b)         None of the Target Benefit Plans is a Defined Benefit Plan, and neither Target nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

(c)          None of the Target Benefit Plans is a Multiemployer Plan, and neither Target nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

(d)         Target does not maintain or contribute to any plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

(e)          Each Target Benefit Plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Target Benefit Plan, including but not limited to ERISA and the Code.

(f)            All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Target Benefit Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

(g)         Each of the Target Benefit Plans  that is intended to qualify under Section 401(a) of the Code has been determined by the IRS so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the IRS to be exempt from taxation under Section 501 of the Code.  Nothing has occurred since the date of the IRS’s favorable determination letter that could adversely affect the qualification of the Target Benefit Plan and its related trust.  Target and each Member of the Controlled Group have timely amended and operated each of the Target Benefit Plans to comply with the Small Business and Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

(h)         All contributions for all periods ending prior to the Closing Date (including, without limitation, periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Target.

(i)             All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Target Benefit Plans for plan years ending on or before the Closing Date.

(j)             With respect to each Target Benefit Plan:

(i)                                     no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

(ii)                                  no action or claims (other than routine claims for benefits made in the ordinary course of the Target Benefit Plan administration for which the Target Benefit Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Target Benefit Plan, any employer who is participating (or who has participated) in any Target Benefit Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Target Benefit Plan;

(iii)                               none of Target, the Target Shareholders or any fiduciary has any Knowledge of any facts that could give rise to any such action or claim; and

(iv)                              it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Target at any time without liability.

(k)          Neither Target nor any Member of the Controlled Group has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code or (ii) to a fine under Section 502 of ERISA.

(l)             All of the Target Benefit Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

(m)       True, correct and complete copies of all documents creating or evidencing any Target Benefit Plan have been delivered to Overland, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to the Overland.  There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in the Target Disclosure Schedule.

4.22                        Compliance with Laws.

(a)          Target is, and at all times since its inception has been, in full compliance, with each Legal Requirement that is applicable to Target or Target’s properties, assets (including, without limitation, the Target Assets), operations or businesses (including, without limitation, the Business), and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any such Legal Requirement.  Target has not received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

(b)         To the Knowledge of Target and the Target Shareholders, no Governmental Authority has proposed or is considering any Legal Requirement that may affect Target or Target’s properties, assets (including, without limitation, the Target Assets), operations or businesses (including, without limitation, the Business), or Target’s rights thereto.

4.23                        Governmental Approvals.

(a)          Target has all Governmental Approvals that are necessary or appropriate in connection with Target’s ownership and use of its properties or assets (including, without limitation, the Target Assets) or Target’s operation of its businesses (including, without limitation, the Business).  Except for any filing required under the HSR Act, Target has made all filings with, and given all notifications to, all Government Authorities as required by all applicable Legal Requirements.  Schedule 4.23(a) contains an accurate, correct and complete list and summary description of each such Governmental Approval, filing or notification.  Each such Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification.  No violations have been recorded in respect of any Governmental Approvals, and Target knows of no meritorious basis therefor.  No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

(b)         Target has delivered to Overland accurate and complete copies of all of the Governmental Approvals, filings and notifications identified in Schedule 4.23(a), including, without limitation, all renewals thereof and all amendments thereto.  All Governmental Approvals are freely assignable to Acquisition Sub.

4.24                        Proceedings and Orders.

(a)          There is no Proceeding pending or threatened against or affecting Target or Target’s respective properties, assets (including, without limitation, the Target Assets), operations or businesses (including, without limitation, the Business), or Target’s rights relating thereto.  To Target’s and the Target Shareholders’ Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.  Target has delivered to Overland true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such

Proceeding.  No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

(b)         Neither Target, nor Target’s officers, directors, agents or employees, nor any of Target’s properties, assets (including, without limitation, the Target Assets), operations or businesses (including, without limitation, the Business), nor Target’s rights relating to any of the foregoing, is subject to any Order or any proposed Order.

4.25                        Environmental Matters.

(a)          Target is and has been at all times in compliance with Environmental and Safety Laws.  Target has all necessary permits required under Environmental and Safety Laws for the operation of its business (including, without limitation, the Business), and is not and has not been in violation of any of the terms and conditions of any of such permits.  Target has not received any notice that alleges that Target is not in compliance with any Environmental and Safety Law.

(b)         Target has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Materials (whether lawfully or unlawfully).  To the Knowledge of Target and the Target Shareholders: (i) there are not and have not been any releases or threatened releases of any Hazardous Materials at, on or from Target’s facilities, and (ii) no former owner or user of Target’s facilities engaged in any type of manufacturing or commercial activity that might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release or dispose of any Hazardous Materials (whether lawfully or unlawfully) on Target’s facilities.

4.26                        Taxes.

(a)          Target has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all material respects.  All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Target with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in its Financial Statements.  Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.  Target has no liability for unpaid Taxes accruing after the date of the Financial Statements, except for Taxes incurred in the Ordinary Course of Business.  There are no liens for Taxes on the properties of Target, other than liens for Taxes not yet due and payable.  At all times Target and the Target Shareholders have valued the Target Common Stock in a manner that is appropriate and reasonable for purposes of calculating any Taxes.  Overland will prepare and file with the IRS a short year Tax Return for the period commencing January 1, 2003 to the Closing Date and, prior to the filing of such Tax Return, will provide to John Matze a copy of such Tax Return for his review and approval, which approval shall not be unreasonably withheld or delayed.

(b)         The Target Disclosure Schedule lists all Tax Returns filed by Target for all taxable periods since its inception, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are subject of audit.  To the Knowledge of Target and the Target Shareholders, no other audit of any Tax Return is currently pending or threatened.  No claim has ever been made by any Governmental Authority in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction.  Target has delivered or made available to Overland correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Target since its inception.  Target has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

(c)          Target is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract.  Target is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

(d)         Target is not obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

(e)          Target has treated itself as owner of each of its assets for Tax purposes.  None of the Target Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.  None of the Target Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.  None of the Target Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f)            Target has at all times qualified as an “S corporation” for federal income tax purposes, and each Target Shareholder is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

4.27                        Brokers.  Neither Target nor any Target Shareholder has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Merger.

4.28                        No Other Agreement.  Other than for sales of assets in the Ordinary Course of Business, neither Target, nor any of Target’s Representatives, has entered into any Contract with respect to the sale or other disposition of any assets (including, without limitation, the Target Assets) or capital stock of Target, except as set forth in this Agreement.

4.29                        Full Disclosure.

(a)          Neither this Agreement nor any of the other Transaction Documents, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.  Target has delivered to Overland all documents and other materials necessary for Target to provide a complete and accurate response to the Preliminary Due Diligence Request List provided to Target by Overland.

(b)         To the Knowledge of Target and the Target Shareholders, there is no fact (other than publicly known facts related exclusively to political or economic matters of general applicability that will adversely affect all Entities comparable to Target) that may have a Material Adverse Effect on Target.

(c)          All of the information set forth in the Target Disclosure Schedule, and all other information regarding Target or Target’s properties, assets (including, without limitation, the Target Assets), operations, businesses (including, without limitation, the Business), Liabilities, financial performance, net income and prospects that has been furnished to Overland or any of its Representatives by or on behalf of Target or any of Target’s Representatives, is accurate, correct and complete in all respects.

(d)         Each representation and warranty set forth in this Article 4 is not qualified in any way whatsoever except as explicitly provided therein, will not merge on Closing or by reason of the execution and delivery of any Contract on the Closing Date, will remain in force on and immediately after the Closing Date, is given with the intention that liability is not limited to breaches discovered before Closing, is separate and independent, and is made and given with the intention of inducing Overland and Acquisition Sub to enter into this Agreement.

4.30                        Additional Target Shareholder Representations.  Each Target Shareholder hereby represents and warrants to Overland and Acquisition Sub as follows:

(a)          The Target Shareholder has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which he or she is a party, to perform his obligations hereunder and to consummate the transactions contemplated hereby.

(b)         This Agreement has been duly executed and delivered by the Target Shareholder and constitutes, and the other Transaction Documents when executed and delivered will constitute, the legal, valid and binding obligation of such Target Shareholder, enforceable against him or her in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

(c)          As of the close of business on the date of this Agreement and on the Closing Date, the Target Shareholder owns and will own directly or indirectly with respect to Target, the number of Shares of Target Common Stock set forth next to the Target Shareholder’s name on Schedule 2.3 free and clear of all Encumbrances, restrictions and claims of any kind, other than restrictions imposed by state or federal securities laws.

4.31                        Securities Law Representations.  Each Target Shareholder hereby represents and warrants to Overland and Acquisition Sub as follows:

(a)          The Target Shareholder is acquiring the Overland Common Stock to be received in the Merger (collectively, the “Securities”) for investment for the Target Shareholder’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and the Target Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b)         The Target Shareholder has received and reviewed copies of: (i) Overland’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002; (ii) Overland’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2002, December 31, 2002 and March 31, 2003; and (iii) Overland’s Current Reports on Form 8-K filed with the SEC since June 30, 2002 (the “Public Reports”).  The Target Shareholder has received all the information it considers necessary or appropriate for deciding whether to obtain the Securities as consideration in this Transaction.  The Target Shareholder has had an opportunity to ask questions and receive answers from Overland and Acquisition Sub regarding the rights, preferences and privileges under the Securities and the business, properties, prospects and financial condition of Overland and Acquisition Sub.

(c)          The Target Shareholder acknowledges that he or she is able to fend for himself or herself, can bear the economic risk of owning the Securities, and has such knowledge and experience in financial or business matters that he or she is capable of evaluating the merits and risks of owning Overland Common Stock.  The Target Shareholder acknowledges that his or her ownership of the Securities involves a high degree of risk and that the Target Shareholder is able, without materially impairing his or her financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of his or her investment.

(d)         Except as set forth on Schedule 4.31(d), the Target Shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

(e)          The Target Shareholder understands that the Securities are characterized as “restricted securities” under the federal securities laws in that they are being acquired from Overland in a transaction not involving a public offering and that under such laws and applicable regulations such that the Securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, the Target Shareholder is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  THE TARGET SHAREHOLDER UNDERSTANDS AND ACKNOWLEDGES HEREIN THAT AN INVESTMENT IN THE SECURITIES INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF HIS OR HER INVESTMENT.  The Target Shareholder understands that the Securities have not been and (except as provided below in Section 7.4) will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus the Target Shareholder will not be able to resell or otherwise transfer the Securities unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.  The Target Shareholder has no immediate need for liquidity in connection with this investment, and does not anticipate that the Target Shareholder will be required to sell the Securities in the foreseeable future.

(f)            During the six (6)-month period immediately following the Closing Date, the Target Shareholder agrees not to: (i) directly or indirectly, sell, offer to sell, solicit offers to buy,

dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”), any of the Securities, or any securities convertible into or exercisable or exchangeable for any of the Securities; (ii) engage in any hedging or other transaction that is designed to or could reasonably be expected to lead to or result in a Disposition of the Securities, or any securities convertible into or exercisable or exchangeable for the Securities, or any other derivative security transaction the purpose or effect of which is to hedge or transfer to a third party all or any part of the risk of loss associated with the ownership of the Securities.  Such prohibited hedging or other transactions include, without limitation, effecting any short sale or equity swap transaction or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to the Securities, or any securities convertible into or exercisable or exchangeable for the Securities.  Without in any way limiting the foregoing, the Target Shareholder further agrees not to make any Disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of Overland to be bound by this Section 4.31, and:

(i)                                     There is then in effect a registration statement under the Securities Act covering such proposed Disposition and such Disposition is made in accordance with such registration statement; or

(ii)                                  (a)                                  The Target Shareholder shall have notified Overland of the proposed Disposition and shall have furnished Overland with a detailed statement of the circumstances surrounding the proposed Disposition and (b) if reasonably requested by Overland, shall have furnished to Overland an opinion of counsel reasonably satisfactory to Overland that such Disposition will not require registration of such shares under the Securities Act.

(g)         It is understood that the certificates evidencing the Securities may bear one or all of the following legends or substantially similar legends:

(i)                                     “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(ii)                                  Any other legend required by the Bylaws of Overland or by law, including, without limitation, applicable state securities laws.

(h)         The Target Shareholder understands that the representations, warranties, covenants and acknowledgements set forth in this Section 4.31 constitute a material inducement to Overland and Acquisition Sub to enter into this Agreement.

(i)             The Target Shareholder acknowledges that he or she is not relying upon any other Person in making his or her investment or decision to acquire the Securities.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF OVERLAND

Except as specifically set forth on the Schedule 5 (the “Overland Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the applicable section numbers of this Agreement), Overland and Acquisition Sub hereby represent and warrant, jointly and severally, to Target and the Target Shareholders that on the date of this Agreement and as of the Closing Date as though the following representations and warranties were made on the Closing Date:

5.1 Organization and Good Standing.  Overland and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of the State of California.

5.2 Authority; Binding Nature of Agreements.  Overland and Acquisition Sub have all requisite power and authority to execute and deliver this Agreement and all other Transaction Documents to which they are parties and to carry out the provisions of this Agreement and the other Transaction Documents.  The execution, delivery and performance of this Agreement and the other Transaction Documents have been approved by all requisite action on the part of Overland and Acquisition Sub.  This Agreement has been duly and validly executed and delivered by Overland and Acquisition Sub.  Each of this Agreement and the other Transaction Documents constitutes, or upon execution and delivery, will constitute, the legal, valid and binding obligation of Overland and Acquisition Sub, enforceable against Overland and Acquisition Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

5.3 No Brokers or Finders.  Neither Overland nor Acquisition Sub, nor any of their directors, officers, employees or agents, has retained, employed or used any broker or finder in connection with the Merger or the negotiation thereof.

5.4 Disclosure.  No representation or warranty by Overland and Acquisition Sub in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Overland and Acquisition Sub pursuant to this Agreement or in connection with the Merger contains (or when furnished pursuant to this Agreement shall contain) any untrue statement of material fact or omits (or when furnished pursuant to this Agreement shall omit) a material fact necessary to make the statements contained therein not misleading.  None of the Public Reports when filed with the SEC contained any untrue statement of material fact or omitted a material fact necessary to make the statements contained therein not misleading.

ARTICLE 6.  PRE-CLOSING COVENANTS

6.1 Target’s Conduct of the Business Prior to Closing.  From the date of this Agreement until the Closing Date, Target shall, and the Target Shareholders shall cause Target to:

(a)          Operate and conduct Target’s business (including, without limitation, the Business) in the Ordinary Course of Business;

(b)         Pay all of Target’s Liabilities and Taxes when due (other than as provided in this Agreement), subject to good faith disputes over such Liabilities or Taxes; and

(c)          Use best efforts to (i) preserve intact all rights of Target to retain its employees and (ii) maintain good relationships with employees, licensors, licensees, suppliers, contractors, distributors, customers, and others having business dealings with Target.

6.2 Restrictions on Target’s Conduct of the Business Prior to Closing.  From the date of this Agreement until the Closing Date, Target shall not, and the Target Shareholders shall not permit Target to:

(a)          Enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any obligations which would have a Material Adverse Effect on Target or the conduct of the Business as it is currently conducted, and as it is currently planned or contemplated to be conducted by Target prior to the Effective Time;

(b)         Acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are material, individually or in the aggregate, to Target) of, or by any other manner, any business or any Entity;

(c)          Sell, transfer, lease, license or otherwise encumber any of its assets (including, without limitation, the Target Assets), except for the sale of Inventory in the Ordinary Course of Business;

(d)         Take any action not announced prior to the date of this Agreement to the customers, suppliers or distributors of Target, including, without limitation, providing promotions, coupons, discounts or price increases;

(e)          Enter into any agreements or commitments with another Person, except on commercially reasonable terms in the Ordinary Course of Business;

(f)            Violate any Legal Requirement applicable to Target; provided, however, that Target shall not be required to cure any violation of any Legal Requirement that is disclosed in the Target Disclosure Schedule on the date of this Agreement;

(g)         Change or announce any change to the Target Products or any services sold by Target;

(h)         Violate, terminate or amend any Target Contract or Governmental Approval, except as requested by Overland;

(i)             Commence a Proceeding;

(j)             Declare, authorize or pay any dividends on, make any other distributions with respect to, or redeem, repurchase or otherwise acquire any of its capital stock;

(k)          Purchase, lease, license or otherwise acquire any assets, except for supplies and other assets acquired by Target in the Ordinary Course of Business;

(l)             Make any capital expenditure in excess of $5,000, individually or in the aggregate;

(m)       Write off as uncollectible, or establish any extraordinary reserve with respect to, any Receivable or other indebtedness in excess of $5,000, individually or in the aggregate;

(n)         Provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including, without limitation, any of the customers, shareholders, officers, employees or directors of Target, other than those made in the Ordinary Course of Business;

(o)         Borrow from any Person by way of a loan, advance, guaranty, endorsement, indemnity, or warranty;

(p)         Discharge any Encumbrance, indebtedness or other Liability in excess of $5,000, individually or in the aggregate, except for Liabilities reflected or reserved against in the Financial Statements and accounts payable in the Ordinary Course of Business or other than as contemplated by this Agreement;

(q)         Change its credit practices, accounting methods or practices or standards used to maintain the Books and Records;

(r)            Change the terms of its accounts or other payables or Receivables or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or Receivables;

(s)          Incur or become subject to any Liability, contingent or otherwise, except current Liabilities in the Ordinary Course of Business;

(t)            Make any material change affecting Target, including, without limitation: (i) changes in wholesaler alignments, inventory levels, management organization or personnel arrangements with sales brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels (payables, receivables and inventory); (ii) changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training; (iii) any capital expenditures or deferrals of capital expenditures; (iv) deviations from operating budgets or plans on sales and profitability; or (v) other than in the Ordinary Course of Business, changes in any of its business policies, including, without limitation, advertising, investments, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

(u)         Amend its Articles of Incorporation or Bylaws;

(v)         Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of, or in substitution for, shares of its capital stock;

(w)       Accelerate, amend or change the period of exercisability or vesting of the Target Options or other rights granted under the Target Equity Incentive Plan, except as specifically contemplated in this Agreement;

(x)           Issue, sell, dispose of or encumber, or authorize the issuance, sale, disposition or encumbrance of, any shares of its capital stock (other than the issuance of Target Common Stock upon the exercise of Target Options granted prior to the date of this Agreement) or grant, enter into or accept any options, warrants, convertible securities or other rights to acquire any shares of such capital stock or any other ownership interest in Target;

(y)         Hire any new employee other than in the Ordinary Course of Business, terminate any officer or key employee of Target, increase the annual level of compensation of any existing employee, establish or adopt any Employee Benefit Plan, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant;

(z)           Make any severance payments to any employee, officer or director, except payments made pursuant to written agreements outstanding as of the date of this Agreement;

(aa)                            Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(bb)                          Fail to maintain all Inventory at current levels or fail to maintain the Target Assets in good repair, order and condition, reasonable wear and tear excepted; or

(cc)                            Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 6.2(a) through (bb) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

6.3 No Solicitation.  Until the earlier of: (a) the Closing Date; and (b) the termination of this Agreement pursuant to its terms, Target and the Target Shareholders shall not, and Target and the Target Shareholders shall cause their respective Representatives not to, directly or indirectly: (i) initiate, solicit or encourage (including, without limitation, by way of furnishing information regarding the Target) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of Target, its businesses (including, without limitation, the Business), or the Target Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.  If at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to its terms, Target or its Representatives are approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Target promptly shall inform Overland regarding such contact and furnish Overland with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including, without limitation, the name of such Competing Party, and Target shall keep Overland informed of the status and details of any future notices, requests, correspondence or communications related thereto.

6.4 Certain Notifications.  From the date of this Agreement until the Closing Date, Target shall confer on a regular and frequent basis with one or more designated Representatives of Overland to report material operational matters and the general status of on-going operations of Target.  Target promptly shall notify Overland of any material change in the financial condition, results of operations, properties, business or prospects of Target and shall keep Overland fully informed of such events and permit Overland’s Representatives to participate in all discussions related thereto.  In addition to, and without limiting, the foregoing, Target shall promptly notify Overland in writing regarding any:

(a)          Action taken by Target not in the Ordinary Course of Business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect on Target;

(b)         Fact, circumstance, event, or action by Target: (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Target contained in this Agreement or in any Transaction Document not being true and correct when made or at Closing;

(c)          Breach of any covenant or obligation of Target hereunder; and

(d)         Circumstance or event which will result in, or could reasonably be expected to result in, the failure of Target to timely satisfy any of the closing conditions specified in Article 9 of this Agreement.

6.5 Updating the Target Disclosure Schedule.  If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.4 would require a change to the Target Disclosure Schedule if the Target Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Target shall promptly deliver to Overland an update to the Target Disclosure Schedule specifying such change and shall use its best efforts to remedy same, as applicable.

6.6 Access to Information.  From the date of this Agreement until the Closing Date, Target shall: (i) permit Overland and its Representatives to have free and complete access to all premises, properties, personnel, Persons having business relationships with Target (including, without limitation, suppliers, licensees, customers and distributors), books, records (including, without limitation, Tax records), contracts, and documents of or pertaining to Target; (ii) furnish Overland with all financial, operating and other data and information related to Target and its business (including copies thereof), as Overland may request; and (iii) otherwise cooperate and assist, to the extent requested by Overland, with Overland’s investigation of Target.  No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.  Overland and Target, for themselves and their respective Representatives: (i) confirm their obligations of confidentiality under, and incorporate by reference herein the terms of, the Mutual Confidentiality Agreement, dated as of May 22, 2003 (the “NDA”), between Overland and Target, as though set forth in full herein; and (ii) confirm and agree that all written and other information, including tax and financial information, provided by Overland to Target or by Target to Overland is deemed to be confidential within the meaning of Section 1 of the NDA without further action on the part of Overland or Target or their respective Representatives.

6.7 Best Efforts.  From the date of this Agreement until the Closing Date, each of the Parties shall use its best efforts to cause to be fulfilled and satisfied all of each other Party’s conditions to Closing set forth in Article 9.

6.8 HSR Act Filing.  As promptly as possible after the date of this Agreement, but in any event not later than ten (10) days thereafter, if required by any Legal Requirement, each of Target and Overland shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger.  Each of the Parties shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings.  Overland shall pay the applicable HSR Act filing fee.

6.9 Consents.  As promptly as possible after the date of this Agreement, Target shall use best efforts to obtain all Consents and make and deliver all filings and notices listed or required to be listed on Schedule 4.5(e).

6.10        Board Recommendation.  Prior to the Closing Date, the Target’s Board will recommend to the Target Shareholders that they approve this Agreement and the consummation of the Merger.

6.11        Exercise or Termination of All Outstanding Options.  Prior to the Closing Date, Target shall cause all options, warrants or other rights to acquire shares of Target’s capital stock to be exercised or terminated.  Target shall cause any Person exercising any such option, warrant or other right to execute a counterpart signature page to this Agreement, and such Person shall be deemed to be a Target Shareholder for all purposes of this Agreement as if such Person had executed this Agreement concurrently with the execution of this Agreement by the other Target Shareholders.  The Parties shall amend Schedule 2.3 to reflect any additional shares of Target Common Stock that Target issues prior to the Closing Date.  Any such amendment to Schedule 2.3 shall require the signatures only of Target and Overland.

ARTICLE 7.  POST-CLOSING COVENANTS

7.1 Target Intellectual Property.  The Target Shareholders agree that, from and after the Closing Date, they shall not, and they shall cause their respective Representatives not to, use any of the Target Intellectual Property.

7.2 Cooperation.  After the Closing Date, upon the request of Overland, Target and the Target Shareholders shall: (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Overland to effect, record or verify the transfer to and vesting in Acquisition Sub of Target’s right, title and interest in and to the Target Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement; and (ii) cooperate with Overland and Acquisition Sub, to enforce the terms of any Target Contracts, including, without limitation, terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Merger or to the operation of Target’s business before the Closing Date.  After the Closing Date, the Target Shareholders shall: (a) cooperate with Overland in its efforts to continue and maintain for the benefit of Overland those business relationships of Target existing prior to the Closing Date; (b) refer to Overland all inquiries relating to the Target; and (c) promptly deliver to Overland (i) any mail, packages and other communications addressed to Target and (ii) any cash or other property that any of the Target Shareholders receives and that properly belongs to Acquisition Sub, including, without limitation, any insurance proceeds, payments with respect to Receivables, and interest payable thereon.  Neither the Target Shareholders nor any of their respective Representatives, as applicable, shall take any action that would tend to interfere with the business of Overland or Acquisition Sub after the Closing Date, including, without limitation, disparaging the name or business of Overland or Acquisition Sub.

7.3 Non-Disclosure and Non-Compete.

(a)          For and in consideration of the Merger, during the Noncompetition Period (as defined below), the Target Shareholders shall not engage in any Competitive Activity in the Restricted Territory (as both are defined below).  The term “Noncompetition Period” shall mean: (i) in the case of John Matze, the period commencing with the Closing Date and ending on the third anniversary of the Closing Date; and (ii) in the case of the Target Shareholders other than John Matze, the period commencing with the Closing Date and ending on the second anniversary of the Closing Date.  Notwithstanding the foregoing, in the case of each of the Target Shareholders, including, without limitation, John Matze, if (A) such Target Shareholder becomes an employee of Overland in connection with the Merger, and (B) Overland terminates such Target Shareholder’s employment other than for Cause (as defined below) or such Target Shareholder terminates his or her employment for Good Reason (as defined below) prior to the second anniversary of the Closing Date (or prior to the third anniversary of the Closing Date, in the case of John Matze), then the Noncompetition Period shall end on the date of such termination.  For these purposes, Overland’s termination of a Target Shareholder’s employment shall be for “Cause” if such Target Shareholder: (A) commits a crime involving dishonestly, breach of trust or physical harm to any Person; (B) willfully engages in conduct that is injurious to Overland, such as misappropriation of trade secrets, fraud or embezzlement; (C) willfully refuses to implement or follow a lawful, written policy or directive of Overland; (D) engages in gross misconduct, habitually neglects his or her duties, performs incompetently or otherwise commits a material breach of this Agreement or his or her duties as an employee of Overland or its Affiliates; or (E) exhibits unsatisfactory performance, as determined by Overland’s Chief Executive Officer, in his sole and absolute discretion, and fails to cure such unsatisfactory performance within thirty (30) days after receiving notice thereof.  For these purposes, a Target Shareholder’s termination of his or her employment shall be for “Good Reason” if Overland: (A) makes a fundamental change in the nature of such Target Shareholder’s initial position and responsibilities with Overland; (B) requires such Target Shareholder to engage in any unlawful conduct; or (C) requires such Target Shareholder to move his or her office to a location that is more than fifty (50) miles from the location of Overland’s principal executive offices on the date of this Agreement.

(b)                                 “Competitive Activity” shall mean directly or indirectly (or having any interest in, or performing any services for, any Person directly or indirectly): (i) engaging in any activity that is the same as, similar to, or competitive with the Business; (ii) engaging in the development or distribution of any product that is the same as, similar to, or competitive with any Target Product being developed or distributed by Overland or Acquisition Sub during the Noncompetition Period; (iii) soliciting for employment or recommending for employment any Person then employed by Overland, Acquisition Sub or any Affiliate of Overland or Acquisition Sub during such Person’s employment with Overland or Acquisition Sub (or any Affiliate of Overland or Acquisition Sub) or for one (1) year thereafter; or (iv) diverting or attempting to divert from Overland, Acquisition Sub or any Affiliate of Overland or Acquisition Sub any business of any kind in which they are engaged, including, without limitation, the solicitation of or interference with any suppliers, contractors, or customers.  Notwithstanding the foregoing, the term “Competitive Activity” shall not include any activities conducted on behalf of Overland or Acquisition Sub by a Target Shareholder in connection with his or her employment by Overland or Acquisition Sub, nor shall legal representation of any Person by Harry J. Proctor, Esq. or Solomon Ward Seidenwurm & Smith, LLP be considered “Competitive Activity.”

(c)                                  “Restricted Territory” shall mean every state, territory, country or jurisdiction in which Target has carried on business prior to the Closing Date.

(d)                                 Notwithstanding the foregoing, the provisions of this Section 7.3 shall not prevent the Target Shareholders from beneficially owning up to one percent (1%), on a fully-diluted basis, of the total shares of all classes of stock outstanding of any corporation having securities listed on the New York Stock Exchange, the American Stock Exchange, or traded on Nasdaq.

(e)          It is the understanding of the Parties that the scope of the covenants contained in this Section 7.3, both as to time and area covered, are necessary to protect the rights of Overland and the goodwill that is a part of Target to be acquired by Acquisition Sub.  It is the Parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants.  It being the purpose of this Agreement to govern competition by the Target Shareholders in the Restricted Territory, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) that best gives them effect.  The prohibitions in each of subsections (a)-(d) in Section 7.3 above shall be deemed, and shall be construed as separate and independent agreements between Overland and Acquisition Sub on the one hand, and each Target Shareholder respectively, on the other.  If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.

(f)            The Parties agree that the covenants of the Target Shareholders not to compete contained in this Section 7.3 may be assigned by Overland and/or Acquisition Sub to any Person to whom may be transferred the Business or any portion thereof after the Closing Date.  It is the Parties’ intention that these covenants of the Target Shareholders shall inure to the benefit of any Person that may succeed to Target or any portion thereof with the same force and effect as if these covenants were made directly with such successor.

(g)         After the Closing Date, except as may be required for tax purposes or other regulatory purposes, neither the Target Shareholders nor any of their respective successors, heirs, assigns or Representatives, as applicable, shall: (a) retain any document, databases or other media embodying any confidential or proprietary know-how of Target or use, publish or disclose to any third person any such confidential or proprietary know-how; or (b) use, publish or disclose any confidential or proprietary information concerning Overland, Acquisition Sub or their Affiliates.  In the event of any termination of this Agreement: (i) each Target Shareholder shall treat as confidential and proprietary and shall not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under his or her control to disclose or to use, any information concerning Overland, Acquisition Sub or their respective businesses or products obtained pursuant to or in connection with the Merger or which are the subject matter of this Agreement, unless such information is or becomes a matter of public knowledge through no fault of the Target Shareholders or can be shown to have been in the possession of the Target Shareholders prior to disclosure by Overland; and (ii) the Target Shareholders shall promptly return to Overland upon written request all written information and documents received from Overland, Acquisition Sub, or their Affiliates, accountants or counsel, in connection with the Merger, including all copies thereof.  The Parties acknowledge that, effective immediately upon commencement of discussions among them with respect to the Merger, each of them (and each of their employees, representatives, or other agents) has been and is authorized to disclose to any and all Persons, without limitation of any kind, the federal tax treatment and federal tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party by another Party relating to such federal tax treatment and federal tax structure; provided, however, that, with respect to any document or similar item that in either case contains information concerning the federal tax treatment or federal tax structure of the Merger as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the federal tax treatment or federal tax structure of the Merger.  Any information relating to the federal tax treatment or federal tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the Parties, their Affiliates, directors, officers and employees to comply with applicable securities laws.  This provision is intended to comply with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations and shall be interpreted consistently therewith.  The Parties acknowledge that this written authorization does not constitute a waiver by any Party of any privilege held by such Party pursuant to the attorney-client privilege or the confidentiality privilege of Section 7525(a) of the Code.

(h)         “Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including, without limitation, information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.  Information shall not be deemed Confidential Information hereunder if: (i) such information becomes available to or known by the public generally through no fault of Target or the Target Shareholders; or (ii) disclosure is required by law or the order of any Governmental Authority under color of law, provided, however, that prior to disclosing any information pursuant to this clause (ii), Target or the respective Target Shareholder, as applicable, shall, if possible, give prior written notice thereof to Overland and, at Overland’s election, either provide Overland with the opportunity to contest such disclosure or seek to obtain a protective order narrowing the scope of such disclosure and/or use of the Confidential Information.  Nothing herein shall be construed as prohibiting Overland from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

(i)             The Parties agree that, in the event of breach or threatened breach of the Target Shareholders’ covenants in this Section 7.3, the damage or imminent damage to the value and the goodwill of Overland and Acquisition Sub will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate.  Accordingly, the Parties agree that Overland and Acquisition Sub shall be entitled to injunctive relief against the Target Shareholders in the event of any breach or threatened breach of any of such covenants by the Target Shareholders, in addition to any other relief (including, without limitation, damages) available to Overland and Acquisition Sub under this Agreement or under applicable law.

7.4       Registration of Overland Merger Shares.

(a)          On or before the six (6) month anniversary of the Closing Date, Overland shall file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) on Form S-3 (or other available form if Form S-3 is not available) to register the resale of the Overland Merger Shares by the Target Shareholders.  Overland shall use reasonable efforts, subject to receipt of necessary information from the Target Shareholders, to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof.

(b)         During the period of time from the date on which the Registration Statement is declared effective under the Securities Act until the second anniversary of the Closing Date, Overland shall: (i) use reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement as may be necessary or appropriate to keep the Registration Statement current and continuously effective; and (ii) cause the prospectus used in connection with the Registration Statement to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act.

(c)          The Target Shareholders shall comply with all Legal Requirements applicable to their resale of Overland Merger Shares pursuant to the Registration Statement.  In the event: (i) of any request by the SEC or any other Governmental Authority for amendments or supplements to the Registration Statement or related prospectus or for additional information; (ii) of the issuance by the SEC or any other Governmental Authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by Overland of any notification with respect to the suspension of the qualification (or exemption from qualification) of any of the Overland Merger Shares for sale in any jurisdiction in which they have been qualified for sale or the initiation of any proceeding for such purpose; or (iv) of any event or circumstance that necessitates the making of any changes in the Registration Statement or related prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then Overland shall deliver a certificate in writing to each of the Target Shareholders (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of the Suspension Notice, the Target Shareholders shall refrain from selling any Overland Merger Shares pursuant to the Registration Statement until the Target Shareholders receive from Overland copies of a supplemented or amended prospectus prepared and filed by Overland, or until Overland notifies the Target Shareholders in writing that the then current prospectus may be used.

ARTICLE 8.  EMPLOYEES

8.1 Transferred Employees.  Overland or Acquisition Sub may, but shall have no obligation to, offer employment, to be effective as of the Closing Date and contingent upon the closing of the Merger, on terms to be determined by Overland, to those employees of Target who are listed on Schedule 8.1 (collectively, the “Transferred Employees”).  Target shall terminate the employment, to be effective as of the Closing Date, of any employees of the Business who are not Transferred Employees.  The Parties acknowledge and agree that it is not the intention of the Parties that any contracts of employment of any employees of Target shall be assumed by Overland or Acquisition Sub as a result of the Merger.  Target shall use best efforts to (i) encourage the Transferred Employees to continue their employment with Target until the Closing Date and thereupon to accept employment with Overland or Acquisition Sub and (ii) assist Overland or Acquisition Sub in employing Transferred Employees.

8.2 Employee Benefit Arrangements.  In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, Target and the Target Shareholders shall cooperate, both before and after the Closing Date, to (i) provide to Overland information related to the Transferred Employees, including, without limitation, employment records, benefits information, and financial statements and (ii) take any other actions requested by Overland with respect to the Transferred Employees and their respective beneficiaries and dependents.

8.3 Compliance with Legal Requirements and Other Obligations.  Prior to the Closing Date, at its sole cost and expense, Target shall take all actions necessary to comply with all appropriate Legal Requirements in connection with Target’s employment of its employees, including, without limitation, any Legal Requirements under the WARN Act.  Target shall be solely responsible, before and after the Closing Date, for the payment of any amounts required to be paid under any Legal Requirement, including, without limitation, the WARN Act and any similar state laws, as a result of the termination or layoff of any employee of Target who is not a Transferred Employee in connection with the Merger, and the Target Shareholders shall indemnify Overland and Acquisition Sub for the payment of any such amounts pursuant to

Article 11 hereof.  Prior to the Closing Date, Target shall perform all of its contractual and other obligations in connection with the employment of its employees.

8.4 No Benefit to the Target Employees Intended.  This Article 8 is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than Overland and Acquisition Sub.

ARTICLE 9.  CONDITIONS TO CLOSING

9.1 Conditions to Overland’s Obligation to Close.The obligations of Overland and Acquisition Sub to consummate the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Overland and Acquisition Sub in writing:

(a)          Representations, Warranties and Covenants.  (i) All of the representations and warranties of Target and the Target Shareholders in this Agreement shall have been true and correct in all material respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all material respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct in all material respects as of such earlier date); and (ii) Target and the Target Shareholders shall have performed, in all material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by Target and the Target Shareholders as of the Closing Date;

(b)         Documents.  Target shall have delivered to Overland all of the documents and agreements set forth in Section 3.2;

(c)          Shareholder Approval.  All of Target’s shareholders shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby, in accordance with the requirements of the General Corporation Law of the State of California;

(d)         Consents.  Target shall have delivered to Overland all Consents required: (i) for the consummation of the Merger; or (iii) to prevent a breach or termination of any Target Contract that Overland wishes to continue in effect after the Effective Time and for which Overland shall have notified Target of its intention no later than June 20, 2003;

(e)          Opinion of Counsel.  The Target shall have delivered to Overland an opinion of Target’s counsel, substantially in the form attached hereto as Exhibit D;

(f)            Stock Certificates.  Target and the Target Shareholders shall have delivered to Overland certificates representing all shares of Outstanding Target Common Stock, including, without limitation, shares issued upon the exercise of any Target Options on or prior to the Closing Date;

(g)         No Legal Impediments to Closing.  No Proceeding shall have been commenced or threatened against any of the Parties, or against any of their respective Representatives: (a) involving any challenge to, or seeking Damages or other relief in connection with, the Merger; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Merger.  There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Merger or seeking any Damages as a result of the Merger.  There shall not be any Legal Requirement that makes this Agreement or the consummation of the Merger illegal;

(h)         No Material Change.  There shall not have occurred any material change in the financial condition, results of operations, properties, business or prospects of Target; and

(i)             Due Diligence.  Overland shall have completed its due diligence review of Target and shall have been satisfied with the results thereof.

9.2 Conditions to Target’s and Target Shareholders’ Obligation to Close.  The obligations of Target and the Target Shareholders to consummate the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Target and the Target Shareholders in writing:

(a)          Representations, Warranties and Covenants.  (i) All of the representations and warranties of Overland and Acquisition Sub in this Agreement shall have been true and correct in all material respects (considered collectively and individually) as of the date of this Agreement and shall be true and correct in all material respects (considered collectively and individually) as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects as of such earlier date); and (ii) Overland and Acquisition Sub shall have performed, in all material respects (considered collectively and individually), all covenants and obligations in this Agreement required to be performed by Overland as of the Closing Date;

(b)         Certificates.  Overland and Acquisition Sub shall have delivered to Target and the Target Shareholders the certificates described in Section 3.3;

(c)          Consideration.  Overland shall have delivered to the Target Shareholders the Merger Consideration, with the respective adjustments provided under Section 2.2;

(d)         Opinion of Counsel.  Overland shall have delivered to Target an opinion of Overland’s counsel, substantially in the form attached hereto as Exhibit E;

(e)          No Material Change.  There shall not have occurred any material change in the financial condition, results of operations, properties, business or prospects of Overland; and

(f)            No Legal Impediments to Closing.  No Proceeding shall have been commenced or threatened against any of the Parties, or against any of their respective Representatives (a) involving any challenge to, or seeking Damages or other relief in connection with, the Merger; or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Merger.  There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Merger or seeking any Damages as a result of the Merger.  There shall not be any Legal Requirement that makes this Agreement or the consummation of the Merger illegal.

ARTICLE 10.  TERMINATION

10.1                        Circumstances for Termination.  At any time prior to the Effective Time, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the Parties under this Agreement, at law or in equity):

(a)          by the mutual written consent of Overland and Target;

(b)         by Overland if: (i) Target or any of the Target Shareholders is in material breach of any material provision of this Agreement; and (ii) Overland and Acquisition Sub are not, on the date of termination, in material breach of any material provision of this Agreement;

(c)          by Target if: (i) Overland or Acquisition Sub is in material breach of any material provision of this Agreement; and (ii) Target and the Target Shareholders are not, on the date of termination, in material breach of any material provision of this Agreement;

(d)         by either Overland or the Target if: (i) the closing of the Merger has not occurred on or prior to July 1, 2003 for any reason; and (ii) the terminating Party is not, on the date of termination, in material breach of any material provision of this Agreement; and

(e)          by either Overland or the Target if: (i) satisfaction of a closing condition of the terminating Party in Article 9 is impossible; and (ii) the terminating Party is not, on the date of termination, in material breach of any material provision of this Agreement.

10.2                        Effect of Termination.  If this Agreement is terminated in accordance with Section 10.1, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in this Article 10 and Section 7.3(g), as well as the obligations in Section 6.6 relating to the NDA; provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE 11.  INDEMNIFICATION

11.1                        Survival of Representations and Warranties.  All representations and warranties of the Parties in this Agreement or any other Transaction Document shall survive the closing of the Merger until the second anniversary of the Closing Date (the “Survival Date”); provided, however, that (a) all representations and warranties relating to Taxes shall survive until expiration of all applicable statutes of limitations relating to such Taxes; (b) all representations and warranties of Target and the Target Shareholders contained in Section 4.3 (Capitalization), 4.15(a) (Title; Sufficiency; Condition of Assets), 4.17 (Intellectual Property) and 4.31 (Securities Law Representations) shall survive until expiration of the applicable statute of limitations; and (c) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 11.3 shall survive until final resolution of such claim.  The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any Party or by any Representative of any such

Party or by any such Party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

11.2                        Indemnification by the Target Shareholders.  The Key Shareholders, jointly and severally, and the Non-Key Shareholders severally, shall indemnify, defend and hold harmless Overland and Acquisition Sub and their respective Representatives from and against any and all Damages, whether or not involving a third-party claim, including, without limitation, attorneys’ fees (collectively, “Overland Damages”), arising out of, relating to or resulting from: (a) any breach of a representation or warranty of Target or the Target Shareholders contained in this Agreement or in any other Transaction Document; (b) any breach of a covenant of Target or the Target Shareholders contained in this Agreement or in any other Transaction Document; or (c) any Liability relating to Target or the Business that (i) arises from facts, events, conditions or circumstances existing on or before the Closing Date, and (ii) is not disclosed in the Target Disclosure Schedule.  Notwithstanding anything herein to the contrary, the Target Shareholders shall not be obligated to indemnify Overland and Acquisition Sub under this Article 11 unless the aggregate amount of all Overland Damages exceeds Fifty Thousand Dollars ($50,000) (the “Indemnity Basket”), in which case Overland and Acquisition Sub shall be entitled to recover all Overland Damages in excess of the Indemnity Basket.  In determining whether a breach of any representation, warranty or covenant shall have occurred, any materiality or Knowledge standard contained in a representation, warranty or covenant shall be taken into account.  It is the intent of the Parties that all indemnification obligations of the Target Shareholders set forth in this Agreement shall apply without regard to whether or not (x) the Target Shareholders are negligent or otherwise at fault in any respect with regard to the existence or occurrence of any of the matters covered by any such indemnification obligation and (y) the Target Shareholders otherwise caused or created, or are claimed to have caused or created, the existence or occurrence of any of the matters covered by any such indemnification obligation, whether through their own acts or omissions or otherwise.  Notwithstanding the foregoing, the indemnification obligation of the Target Shareholders shall be reduced to the extent that Overland or Acquisition Sub receives insurance proceeds or other payment from a third party that specifically covers the Damages for which the Target Shareholders otherwise would be required to indemnify Overland and Acquisition Sub pursuant to this Section 11.2.  If Overland or Acquisition Sub receives insurance proceeds or other payment from a third party that specifically covers Damages for which one or more Target Shareholders previously paid Overland or Acquisition Sub pursuant to this Section 11.2, then Overland or Acquisition Sub shall refund to such Target Shareholders an amount equal to the lesser of (i) the amount that such Target Shareholders previously paid to Overland or Acquisition Sub relating to such Damages, or (ii) the amount of such insurance proceeds or other payment.

11.3                        Indemnification by Overland and Acquisition Sub.  Overland and Acquisition Sub, jointly and severally, shall indemnify, defend and hold harmless the Target Shareholders and their respective Representatives from and against any and all Damages, whether or not involving a third-party claim, including, without limitation, attorneys’ fees (collectively, “Target Shareholder Damages”), arising out of, relating to or resulting from: (a) any breach of a representation or warranty of Overland or Acquisition Sub contained in this Agreement or in any other Transaction Document; (b) any breach of a covenant of Overland or Acquisition Sub contained in this Agreement or in any other Transaction Document; or (c) any Liability relating to the Business that results from facts, events, conditions or circumstances arising after the

Closing Date, except to the extent caused by or resulting from, directly or indirectly, any acts or omissions of any of the Target Shareholders.  In determining whether a breach of any representation, warranty or covenant shall have occurred, any materiality or Knowledge standard contained in a representation, warranty or covenant shall be taken into account.  It is the intent of the Parties that all indemnification obligations of Overland and Acquisition Sub set forth in this Agreement shall apply without regard to whether or not (x) Overland and Acquisition Sub are negligent or otherwise at fault in any respect with regard to the existence or occurrence of any of the matters covered by any such indemnification obligation and (y) Overland and Acquisition Sub otherwise caused or created, or are claimed to have caused or created, the existence or occurrence of any of the matters covered by any such indemnification obligation, whether through their own acts or omissions or otherwise.  Notwithstanding the foregoing, the indemnification obligation of Overland and Acquisition Sub shall be reduced to the extent that the Target Shareholders receive insurance proceeds or other payment from a third party that specifically covers the Damages for which Overland and Acquisition Sub otherwise would be required to indemnify the Target Shareholders pursuant to this Section 11.3.  If any of the Target Shareholders receives insurance proceeds or other payment from a third party that specifically covers Damages for which Overland or Acquisition previously paid such Target Shareholder pursuant to this Section 11.3, then such Target Shareholder shall refund to Overland or Acquisition Sub, as applicable, an amount equal to the lesser of (i) the amount that Overland or Acquisition Sub previously paid to such Target Shareholder relating to such Damage, or (ii) the amount of such insurance proceeds or other payment.

11.4                        Procedures for Indemnification.  Promptly after receipt by a Party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Section 11.2, the Indemnitee shall give written notice thereof to the Party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.  A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the Party from whom indemnification is sought and shall be paid promptly after such notice.

11.5                        No Contribution.  Each of the Target Shareholders hereby waives and acknowledges and agrees that it shall not have and shall not exercise or assert, against Target, Overland, Acquisition Sub or their respective Representatives, or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy (but not defenses) in connection with any indemnification obligation to Overland, Acquisition Sub or their respective Representatives to which the Target Shareholders may become subject under this Agreement.  Each of Overland and Acquisition Sub hereby waives and acknowledges and agrees that it shall not have and shall not exercise or assert, against the Target Shareholders or their respective Representatives, or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy (but not defenses) in connection with any indemnification obligation to the Target Shareholders or their respective Representatives to which Overland and Acquisition Sub may become subject under this Agreement.

11.6                        Remedies Cumulative.The remedies provided in this Agreement shall be cumulative and shall not preclude any Party from asserting any other right, or seeking any other remedies, against the other Party.

ARTICLE 12.  MISCELLANEOUS PROVISIONS

12.1                        Public Announcement.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Overland determines, in its sole discretion.  Target and each of the Target Shareholders shall keep this Agreement and the transactions contemplated hereby strictly confidential and shall not make any disclosure of this Agreement or the transactions contemplated hereby to any Person other than the Target Shareholders’ Representatives.  The Parties hereto shall consult with each other concerning the means by which Target’s employees, customers and suppliers and other Persons having dealings with Target will be informed of the transactions contemplated hereby and Overland will have the right to have a Representative present for any such communication.

12.2                        Expenses.  If the Merger is not consummated, Overland and Target, as the case may be, shall pay it own costs and expenses in connection with this Agreement and the Merger (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel).  If the Merger is consummated, Overland, as successor to Target, shall bear the costs and expenses of Target incurred in connection with this Agreement and the Merger (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel).

12.3                        Interpretation; Representation.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”  Each Target Shareholder acknowledges that Solomon Ward Seidenwurm & Smith, LLP and George Pecoraro represent only Target and John Matze, and not any other individual Target Shareholder, each of whom is advised to consult with his own legal and tax advisors with respect to the Merger and this Agreement.

12.4                        Notices.  All notices made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand to the respective Party, (b) three business days after being deposited in the U.S. mail certified, return-receipt requested addressed to the respective Party at such Party’s address set forth below, or (c) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the respective Party at such Party’s address set forth below.  The Parties’ initial addresses for notices shall be as set forth below.  Any Party may change its or his address given above by providing to each of the other Parties written notice of the new address in the manner set forth above.

If to Overland or Acquisition Sub (or to Target following the Closing Date), to:

Overland Storage, Inc.
4820 Overland Avenue
San Diego, California  92123
Attention:  Vernon A. LoForti, Vice President, Chief Financial Officer & Secretary

with a copy to:

Morrison & Foerster LLP
3811 Valley Centre Drive, Suite 500
San Diego, California  92130
Attention:  Carlos D. Heredia, Esq.

If to Target prior to or on the Closing Date, to:

Okapi Software, Inc.
18060 Old Coach Drive
Poway, California  92064
Attention:  John Matze, President & Chief Executive Officer

with a copy to:

Solomon Ward Seidenwurm & Smith, LLP
401 B Street, Suite 1200
San Diego, California  92101
Attention:  Harry J. Proctor, Esq.

If to any of the Target Shareholders, to their respective addresses set forth on Schedule 2.3.

12.5                        Further Assurances.  Each Party agrees (a) to furnish upon request to each other Party such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Merger.

12.6                        Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of California, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties.

12.7                        Amendment; Waiver.  This Agreement shall not amended except by a writing executed by all of the Parties, except for the amendment to Schedule 2.3 provided in Section 6.11, which shall require only the signatures of Target and Overland.  Any Party may waive compliance by the other Party with any of the covenants or conditions herein, but no waiver shall be binding unless such waiver is in a writing executed by the Party making such waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

12.8                        Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof.  Any prior oral or written agreements, promises, negotiations or representations not expressly set forth in this Agreement are hereby rendered void and of no force or effect.

12.9                        Captions and Headings.  The captions or headings of the provisions of this Agreement are for reference only and are not to be construed in any way as part of this Agreement.

12.10                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  A Party may execute and deliver this Agreement by transmitting a facsimile copy of the executed signature page to the Parties.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written.

OVERLAND STORAGE, INC.

By:
Christopher P. Calisi
President & Chief Executive Officer

OKAPI ACQUISITION CO., INC.

By:
Christopher P. Calisi
President & Chief Executive Officer

OKAPI SOFTWARE, INC.

By:
John E. G. Matze
President & Chief Executive Officer

TARGET SHAREHOLDERS:

John E. G. Matze

Michael Reider

Robert Farkaly

Ross Rattray

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 20, 2003]

Robert Fisher

Harry J. Proctor

Jerry Puda

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 20, 2003]

EXHIBIT A

CERTAIN DEFINITIONS

“Acquisition Sub” shall mean Okapi Acquisition Co., Inc., a California corporation.

“Affiliate” shall mean, with respect to any Person, any member of the immediate family (including, without limitation, spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or shareholder of such Person or any corporation, partnership, trust or other entity in which such Person or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee.  The term Affiliate also shall also include any Entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Target Disclosure Schedule, the Overland Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.

“Agreement of Merger” shall have the meaning specified in Section 1.2.

“Antitrust Division” shall have the meaning specified in Section 6.8.

“Books and Records” shall mean all books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents, records and documentation thereof used in the conduct of the business of, or otherwise relating to, Target, on whatever medium.

“Business” shall have the meaning set forth in the first Recital.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions in San Diego, California are authorized or required by law to be closed.

“Cash Consideration” shall have the meaning specified in Section 2.2.

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Code” shall have the meaning set forth in the third Recital.

“Competing Party” shall have the meaning specified in Section 6.3.

“Competing Transaction” shall have the meaning specified in Section 6.3.

“Competitive Activity” shall have the meaning specified in Section 7.3(b).

“Confidential Information” shall have the meaning specified in Section 7.3(h).

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“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including, without limitation, any Governmental Approval).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Contractors” shall have the meaning specified in Section 4.20(a).

“Copyrights” shall mean all copyrights, including, without limitation, in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including, without limitation, rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” shall mean and include any actual loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including, without limitation, any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including, without limitation, any cost of investigation) or expense of any nature, except for decline in value, lost opportunity, lost profits, punitive damages or special and consequential damages of any nature.

“Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Disposition” shall have the meaning specified in Section 4.31(f).

“Effective Time” shall have the meaning specified in Section 1.2.

“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including, without limitation, any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including, without limitation, any limited liability company or joint stock company).

“Environmental and Safety Law” shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials,

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wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including, without limitation, the public.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” shall have the meaning specified in Section 4.7(a).

“FTC” shall have the meaning specified in Section 6.8.

“GAAP” shall mean United States generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Approval” shall mean any:  (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) Governmental Authority or quasi governmental authority of any nature (including, without limitation, any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws, but excluding ordinary office and cleaning supplies and solvents.

“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnitee” shall have the meaning specified in Section 11.4.

“Indemnitor” shall have the meaning specified in Section 11.4.

“Indemnity Basket” shall have the meaning specified in Section 11.2.

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation: (i) Patents, Trade Secrets,

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Copyrights, Mask Works and Trademarks; and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“Interim Balance Sheet” shall have the meaning specified in Section 4.7(a).

“Interim Balance Sheet Date” shall have the meaning specified in Section 4.7(a).

“Inventory” shall mean all inventory of the Target Products and its components, wherever located and whether held by Target or third parties, including, without limitation, all raw materials, work in process, samples, packaging, supplies, service parts, purchased parts and goods, damaged or fragmented inventory and the finished goods.

“IRS” shall mean the Internal Revenue Service.

“Key Shareholders” shall mean John Matze, Michael Reider, Ross Rattray and Robert Farkalay.

“Knowledge”  An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:  (i) such individual actually is aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter as the result of his or her position and duties.  An Entity shall be deemed to have “Knowledge” of a particular fact or other matter if any of its directors, officers or employees with the authority to establish policy for such Entity has Knowledge of such fact or other matter.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including, without limitation, any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Machinery and Equipment” shall mean all tools, dies, jigs, molds, patterns, machinery and equipment (including, without limitation, manufacturing assembly and test equipment), wherever located and whether held by the Target or third parties.

“Mask Works” shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

“Material Adverse Effect” shall mean: (i) with respect to Overland and the Acquisition Sub, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition

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(financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of Overland or its subsidiaries, taken as a whole or (b) to prevent or materially delay consummation of the Merger or otherwise to prevent Overland or its subsidiaries from performing their obligations under this Agreement; and (ii) with respect to Target, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets (including, without limitation, the Target Assets), liabilities, business (including, without limitation, the Business), operations, results of operations or prospects of the Target, or (b) to prevent or materially delay consummation of the Merger or otherwise to prevent the Target from performing its obligations under this Agreement.

“Material Contracts” shall have the meaning specified in Section 4.13(a).

“Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Target under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Merger” shall have the meaning specified in the second Recital.

“Merger Consideration” shall have the meaning specified in Section 2.2.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“NDA” shall have the meaning specified in Section 6.6.

“Noncompetition Period” shall have the meaning specified in Section 7.3(a).

“Non-Key Shareholders” shall mean the Target Shareholders other than the Key Shareholders.

“Order” shall mean any:  (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Ordinary Course of Business” shall describe any action taken by a Person if: (a) such action is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day to day operations; (b) such action is taken in accordance with sound and prudent business practices; (c) such action is not required to be authorized by such Person’s shareholders, board of directors or any committee thereof and does not require any other separate or special authorization of any nature; and (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to such Person’s business.

“Outstanding Target Common Sock” shall have the meaning specified in Section 2.1.

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“Overland” shall mean Overland Storage, Inc., a California corporation.

“Overland Common Stock” shall mean Overland’s Common Stock, no par value.

“Overland Damages” shall have the meaning specified in Section 11.2.

“Overland Disclosure Schedule” shall have the meaning specified in Article 5.

“Overland Merger Shares” shall have the meaning specified in Section 2.2.

“Party” and “Parties” shall have the meanings specified in the first paragraph of this Agreement.

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures related to the Business or any Target Assets.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Property” shall mean all personal property, office furnishings and furniture, display racks, shelves, decorations, supplies and other tangible personal property.

“Personal Property Leases” shall mean all leases of personal property to which Target is a party.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including, without limitation, any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Pro Rata Interests” shall have the meaning specified in Section 2.3.

“PTO” shall have the meaning specified in Section 4.17(g).

“Public Reports” shall have the meaning specified in Section 4.31(b).

“Real Property Leases” shall mean all leases of real property to which Target is a party.

“Receivables” shall mean all accounts and notes receivable, checks, negotiable instruments and chattel papers.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign:  (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other

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document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Registration Statement” shall have the meaning specified in Section 7.4(a).

“Representatives” shall mean Affiliates, officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a Party.

“Resolutions” shall have the meaning specified in Section 4.2(a)(iii).

“Restricted Territory” shall have the meaning specified in Section 7.3(c).

“SEC” shall have the meaning specified in Section 7.4(a).

“Securities” shall have the meaning specified in Section 4.31(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Survival Date” shall have the meaning specified in Section 11.1.

“Surviving Corporation” shall have the meaning specified in Section 1.1.

“Suspension Notice” shall have the meaning specified in Section 7.4(c).

“Target” shall mean Okapi Software, Inc., a California corporation.

“Target Assets” shall have the meaning specified in Section 4.15(a).

“Target Benefit Plans” shall have the meaning specified in Section 4.21(a).

“Target Common Stock” shall have the meaning specified in Section 4.3(a).

“Target Contract” shall include any written or oral agreement, contract, understanding, arrangement, instrument, note, guaranty, mortgage, indenture, lease, indemnity, deed, assignment, power of attorney, commitment, covenant, assurance, obligation, promise or undertaking of any nature that is binding on Target or any of the properties or assets of Target.

“Target Disclosure Schedule” shall have the meaning specified in Article 4.

“Target Equity Incentive Plan” shall mean the Equity Incentive Plan of Target.

“Target Intellectual Property” shall mean all Intellectual Property Rights of Target, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Target, including, without limitation, the Target Registered Intellectual Property Rights.

“Target Options” shall mean all outstanding options, whether vested or unvested, granted, awarded or issued from or under the Target Equity Incentive Plan.

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“Target Preferred Stock” shall have the meaning specified in Section 4.3(a).

“Target Products” shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for Target (including, without limitation, all versions and releases thereof, whether already distributed or provided, under development or planned), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Target Registered Intellectual Property Rights” shall have the meaning specified in Section 4.17(a).

“Target’s Board” shall mean the Board of Directors of the Target.

“Target Shareholder” and “Target Shareholders” shall mean the individuals identified on Schedule 2.3.

“Target Shareholder Closing Taxes” shall have the meaning specified in Section 2.2.

“Target Shareholder Damages” shall have the meaning specified in Section 11.3.

“Tax” (and, with correlative meaning, “Taxable”) shall mean any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” shall mean Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including, without limitation, new developments, inventions, processes, ideas or other proprietary information that provide Target with advantages over competitors who do not know

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or use it and documentation thereof (including, without limitation, related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Transaction Documents” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by any of the Parties in connection with the Merger.

“Transferred Employees” shall have the meaning specified in Section 8.1.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“WARN Act” shall have the meaning specified in Section 4.20(e).

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EXHIBIT B

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”) is executed and delivered as of June        , 2003, by and between Okapi Acquisition Co., Inc., a California corporation (the “Surviving Corporation”), and Okapi Software, Inc., a California corporation (the “Merging Corporation”).  The Surviving Corporation is a wholly-owned subsidiary of Overland Storage, Inc., a California corporation (the “Parent Corporation”).

1.  The Merging Corporation shall be merged into the Surviving Corporation.

2.  Each outstanding share of the Merging Corporation shall be converted into $                        in cash and                     shares of the Common Stock of the Parent Corporation.

3.  In lieu of fractional shares of the Common Stock of the Parent Corporation that would otherwise be issued to any shareholder of the Merging Corporation, each shareholder of the Merging Corporation who would have been entitled to receive a fractional share shall receive instead an amount in cash equal to the fair market value of such fractional share, as determined by the Parent Corporation in accordance with Section 407 of the General Corporation Law of the State of California.

4.  The Merging Corporation shall from time to time, as and when requested by the Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out the merger described above (the “Merger”).

5.  The effect of the Merger and the effective date of the Merger are as prescribed by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OKAPI ACQUISITION CO., INC.	OKAPI SOFTWARE, INC.

By:	By:
Christopher P. Calisi, President	John Matze, President

By:	By:
Vernon A. LoForti, Secretary	Dawn Matze, Secretary

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CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

Christopher P. Calisi and Vernon A. LoForti certify that:

1.  They are the President and Secretary, respectively, of Okapi Acquisition Co., Inc., a California corporation (the “Corporation”).  The Corporation is a wholly-owned subsidiary of Overland Storage, Inc., a California corporation (the “Parent Corporation”).

2.  The Agreement of Merger in the form attached was duly approved by the Board of Directors of the Corporation.

3.  The Agreement of Merger was entitled to be and was approved by the Board of Directors of the Corporation alone, pursuant to Section 1201 of the General Corporation Law of the State of California.

4.  No vote of the shareholders of the Parent Corporation was required.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: June , 2003

Christopher P. Calisi, President

Vernon A. LoForti, Secretary

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CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

John Matze and Dawn Matze certify that:

1.  They are the President and Secretary, respectively, of Okapi Software, Inc., a California corporation (the “Corporation”).

2.  The Agreement of Merger in the form attached was duly approved by the Board of Directors and shareholders of the Corporation.

3.  The shareholder approval was by the holders of 100% of the outstanding shares of Common Stock of the Corporation.

4.  The Corporation has authorized One Hundred Fifty Million (150,000,000) shares of capital stock, consisting of One Hundred Million (100,000,000) shares of authorized Common Stock, and Fifty Million (50,000,000) shares of authorized Preferred Stock.  The Corporation has issued and outstanding Eight Million Three Hundred Thousand (8,300,000) shares of Common Stock and no shares of Preferred Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: June , 2003

John Matze, President

Dawn Matze, Secretary

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EXHIBIT C

SHAREHOLDER RELEASE

THIS SHAREHOLDER RELEASE (this “Release”) is executed and delivered as of June 20, 2003 (the “Effective Date”), by and between Okapi Software, Inc., a California corporation (“Target”), and the shareholders of Target identified on the signature page hereof (the “Target Shareholders”).  Each of Target and the Target Shareholders is referred to herein as a “Party,” and, collectively, the “Parties”.

RECITALS

WHEREAS, the Parties have executed and delivered an Agreement and Plan of Merger, dated as of June 20, 2003 (the “Merger Agreement”), by and among the Parties, Overland Storage, Inc., a California corporation (“Overland”), and Okapi Acquisition Co., Inc., a California corporation (“Acquisition Sub”); and

WHEREAS, pursuant to Section 3.2(c) of the Merger Agreement, the Parties have agreed to execute and deliver this Release as one of the conditions to the closing of the Merger (as defined in the Merger Agreement);

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the Parties hereby agree as follows:

1.  Each of the Target Shareholders does hereby unconditionally, irrevocably and absolutely release and discharge Target, and Target’s affiliates, directors, officers, employees, agents, successors and/or assigns, from any and all loss, liability, claims, costs (including, without limitation, attorneys’ fees), demands, causes of action, or suits of any type, whether in law and/or in equity, related directly or indirectly or in any way connected with any transaction, affairs or occurrences arising on or prior to the Effective Time (as defined in the Merger Agreement); provided, however, that Harry J. Proctor does not release or discharge Target, its successors and assigns, from legal fees or costs owed by Target to Solomon Ward Seidenwurm & Smith, LLP at the Effective Time (as defined in the Merger Agreement).

2.  Each of the Target Shareholders irrevocably and absolutely agrees that he or she will not prosecute nor allow to be prosecuted on his or her behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to any of the matters released above, it being the intention of the Parties that, with the execution by the Parties of this Release, Target will be absolutely, unconditionally and forever discharged of and from all obligations related in any way to the matters released above.

3.  Each of the Target Shareholders expressly waives all of the benefits and rights granted to him or her pursuant to California Civil Code Section 1542 and any other law or regulation to the effect that:

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“A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4.  Each of the Parties certifies that such Party has read all of this Release, and that such Party fully understands all of the same.  Each of the Parties hereby expressly agrees that this Release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now known.

5.  Each of the Parties further declares and represents that no promise, inducement or agreement not herein expressed has been made to such Party and that this Release contains the full and entire agreement among the Parties relating to the Parties’ release of claims.

6.  This Release may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted or attempted by any of the Target Shareholders against Target.

7.  Each Party acknowledges that such Party has had the opportunity to consult legal counsel concerning this Release and that such Party has entered into this Release freely based on such Party’s own judgment and not on any representations or promises other than those contained in this Release.

8.  This Release may be amended only by means of a written amendment executed by the Parties.

9.  This Release shall inure to the benefit of (and be binding on and enforceable against) each Party’s transferees, assignees, heirs and successors, including, without limitation, Overland and Acquisition Sub.

10.  This Release is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties.  All disputes and controversies arising out of or in connection with this Release shall be resolved exclusively by the state and federal courts located in San Diego County in the State of California, and each Party agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

11.  The Parties agree that each provision of this Release shall be interpreted in such a manner as to be effective and valid under applicable law.  In the event that any of the provisions of this Release shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties and shall be reformed to the extent necessary to make such provision valid and enforceable.

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12.  This Release constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether oral or written, among the Parties relating to the subject matter hereof and all past courses of dealing or industry custom.

13.  This Release may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereby execute this Release as of the Effective Date.

OKAPI SOFTWARE, INC.

By:
John Matze
President & Chief Executive Officer

TARGET SHAREHOLDERS:

John Matze

Mike Reider

Bob Farkaly

Ross Rattray

Robert Fisher

Harry J. Proctor

Jerry Puda

[SIGNATURE PAGE TO SHAREHOLDER RELEASE DATED AS OF JUNE 20, 2003]

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EXHIBIT D

OPINION OF COUNSEL TO TARGET

1.                                       Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has the corporate power and authority to conduct its business as presently conducted.  Except as noted in the Target Disclosure Schedule, Target is qualified to do business as a foreign corporation in each state or jurisdiction of the United States where its failure to so qualify would have a material effect on its business.

2.                                       Target has the corporate power and authority to execute, deliver, perform, and observe its obligations under the agreements to which Target is a party, executed in contemplation of the Transactions.

3.                                       The Transaction Documents to which Target is a party have been duly authorized, executed, and delivered by Target, and constitute valid and binding obligations of Target, enforceable against Target in accordance with their respective terms.

4.                                       The authorized capital stock of Target consists of One Hundred Million (100,000,000) shares of Common Stock, no par value (“Common Stock”), and Fifty Million (50,000,000) shares of Preferred Stock, no par value (“Preferred Stock”).  There are issued and outstanding Eight Million Three Hundred Thousand (8,300,000) shares of Common Stock and no shares of Preferred Stock.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  There are no presently outstanding options, warrants, or other securities of Target which contain or create the right to purchase or acquire from Target any shares of Target’s capital stock.  Target’s Articles of Incorporation and Bylaws do not provide for preemptive rights to subscribe for or purchase any shares of Target’s capital stock.

5.                                       Except as noted in the Target Disclosure Schedule, the execution, delivery, and performance of the Transaction Documents by Target will not violate or result in a breach of any terms of or constitute a default under or result in the creation of any lien, charge, or encumbrance on any property or assets of Target, pursuant to the terms of (1) any indenture, mortgage, deed of trust or other agreement that Target is a party to and that is identified in the Target Disclosure Schedule, or (2) any judgment, writ, decree, or order, of which we have knowledge.

6.                                       The execution, delivery, and performance of the Transaction Documents by Target do not violate any provision of Target’s Articles of Incorporation or Bylaws.

7.                                       To our knowledge, all consents, approvals, orders or authorizations of, and all qualifications, registrations, or filings with, any federal or state governmental authority on the part of Target required for the execution, delivery or performance by Target of the Transaction Documents have been made or obtained.

8.                                       To our knowledge, the execution, delivery, and performance of the Transaction Documents by Target will not violate any federal or state law, rule or regulation applicable to Target.

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9.                                       Except as noted in the Target Disclosure Schedule, based on the Officer’s Certificate, there is no litigation or proceeding pending or, threatened against Target before any court or administrative agency which (1) is likely to have a material adverse effect on Target’s business or Target’s ability to perform its obligations under the Transaction Documents, or (2) seeks to prevent the consummation of the transactions contemplated by the Transaction Documents.

10.                                 The Agreement of Merger has been duly adopted by the Board of Directors of Target and approved by the shareholders of Target.  Upon the filing of the Agreement of Merger with the Secretary of State of the State of California, we know of no reason why the Merger will not become effective in accordance with the terms of the Transaction Documents and the General Corporation Law of the State of California.

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EXHIBIT E

OPINION OF COUNSEL TO OVERLAND

1.                                       Each of Overland and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Each of Overland and Acquisition Sub has the requisite corporate power and authority to own its properties and to conduct its business as it is currently being conducted.

2.                                       Each of Overland and Acquisition Sub has the corporate power and authority to execute and deliver and to perform and observe its obligations under the Transaction Agreements.  The Transaction Agreements have been duly authorized by all necessary corporate action and constitute valid and binding obligations of Overland and Acquisition Sub, enforceable against Overland and Acquisition Sub in accordance with their respective terms.

3.                                       The Overland Merger Shares have been duly authorized and, upon issuance and delivery in accordance with the terms of the Transaction Agreements, will be validly issued, fully paid and nonassessable.

4.                                       The execution, delivery and performance of the Transaction Agreements by Overland and Acquisition Sub and the consummation of the Merger: (i) do not violate any provision of the Articles of Incorporation or the Bylaws of Overland and Acquisition Sub; (ii) to our knowledge, do not violate any law, rule or regulation applicable to Overland and Acquisition Sub or their properties; and (iii) to our knowledge, do not violate or constitute a default under the provisions of any judgment, writ, decree or order to which Overland or Acquisition Sub is a party.

5.                                       The offer and sale of the Overland Merger Shares pursuant to the terms of the Transaction Agreements are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

6.                                       To our knowledge, all consents, approvals, orders or authorizations of, and all qualifications, registrations or filings with, any federal or state governmental authority on the part of Overland and Acquisition Sub required in connection with the execution and delivery of the Transaction Agreements and the consummation of the Merger have been made or obtained, except for: (i) the filing of a Form D in accordance with Regulation D under the Securities Act; (ii) any consents, approvals, orders, authorizations, qualifications, registrations or filings required under state securities laws; and (iii) the filing of the Agreement of Merger with the California Secretary of State.

7.                                       To our knowledge, there is no litigation or proceeding pending or threatened against Overland or Acquisition Sub before any court or administrative agency which (1) is likely to have a material adverse effect on Overland’s or Acquisition Sub’s business or Overland’s or Acquisition Sub’s ability to perform its obligations under the Transaction Agreements, or (2) seeks to prevent the consummation of the transactions contemplated by the Transaction Agreements.

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8.                                       The Agreement of Merger has been duly adopted by the Board of Directors of Overland and the Board of Directors of Acquisition Sub.  Upon the filing of the Agreement of Merger with the Secretary of State of the State of California, we know of no reason why the Merger will not become effective in accordance with the terms of the Transaction Agreements and the General Corporation Law of the State of California.

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